Exhibit 2.1

SALE AND PURCHASE AGREEMENT

by and between

THE SELLERS

and

THE purchaser

with respect to THE ACQUISITION OF THE SHARES OF

PDP Courier Services INC.

ADVANCED THERAPY LOGISTIC AND SOLUTIONS SAS

COURIER POLAR EXPRES S.L.

CRYO EXPRESS GmbH

31 MARCH 2025

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	PRINCIPLES OF CONSTRUCTION	28

3.	Sale AND PURCHASE	29

4.	Purchase price of the Transferred Shares and Leakage	30

5.	ConditionS Precedent	33

6.	PRE-CLOSING MATTERS	36

7.	CLOSING	44

8.	FIGHT AGAINST MONEY LauNDERING AND TERRORISM FINANCING, ANTI-CORRUPTION AND sANCTIONS Regulations	49

9.	Representations and warranties of the Purchaser	50

10.	Representations and warranties of the SellerS	52

11.	Refund by the SellerS	55

12.	US SELLER Guarantee	59

13.	Termination	60

14.	Post-CLOSING obligations	60

15.	Confidentiality/announcements	71

16.	FURTHER ASSURANCE	72

17.	SANCTIONS FOR NON-PERFORMANCE	73

18.	ENTIRE AGREEMENT	73

19.	WAIVER and VARIATION	73

20.	INVALIDITY	74

21.	SUCCESSORS AND ASSIGNS – THIRD-PARTY BENEFICIARIES	74

22.	PAYMENTS, set-off and default interest	74

23.	NOTICES	23

24.	COSTS	76

25.	PROFESSIONAL ADVICE	76

26.	GOVERNING LAW AND JURISDICTION	76

27.	ELECTRONIC SIGNATURE	76

i

SALE AND PURCHASE AGREEMENT

AMONG:

(1)	Cryoport Inc, a corporation incorporated under the laws of the State of Nevada (United States of America) having its registered office at 112 Westwood Place – Suite 350, Brentwood Tennessee 37027,

(herein after referred to as the “US Seller”)

(2)	Cryoport Netherlands BV, a Besloten Vennootschap, incorporated under the laws of the Netherlands, having its registered office at Hoofddorp, registered with the Netherlands Chamber of Commerce under number 858683751,

(herein after referred to as the “NL Seller”)

(3)	Cryoport Germany GmbH, a Gesellschaft mit beschränkter Haftung, incorporated under the laws of Germany, having its registered office at Siemensstr. 10-12 · 40789 Monheim am Rhein, Germany, registered with the Commercial Register (Handelsregister) of the local court (Amtsgericht) of Leipzig under number HRB 101329,

(herein after referred to as the “German Seller”)

each of the US Seller, the NL Seller and the German Seller acting severally but not jointly (agissant conjointement mais non solidairement) unless otherwise set out herein, are collectively referred to as the “Sellers” and individually as a “Seller”,

ON THE ONE HAND

(4)	DHL Supply Chain International Holding B.V., a Besloten Vennootschap, incorporated under the laws of the Netherlands, having its registered office at P. de Coubertinweg 7 N, 6225XT Maastricht, the Netherlands, registered with the Netherlands Chamber of Commerce under number 24199386, represented by Oliver Steffan and Timo van Druten,

(herein after referred to as the “Purchaser”),

ON THE OTHER HAND

The Sellers and the Purchaser are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF:

(5)	PDP Courier Services Inc (USA), a corporation incorporated under the laws of the State of Delaware (United States of America) having its registered office at 3411 Silverside Road, Rodney Building #104, City of Wilmington, County of New Castle,

(herein after referred to as the “US Target”)

(6)	Courier Polar Expres S.L., a sociedad limitada, incorporated under the laws of Spain, having its registered office at calle Jupiter, 6, nave C. 28830, San Fernando De Henares, Madrid Spain, registered with the Spanish Commercial Register under number B37482403,

(herein after referred to as the “Spanish Target”)

(7)	Advanced Therapy Logistics and Solutions, a société par actions simplifiée incorporated under the laws of France, having its registered office at 2, avenue de Valquiou, Bâtiment A4, 93290 Tremblay-en-France, and whose identification number is 841 182 272 R.C.S. Bobigny,

(herein after referred to as the “French Target”)

(8)	Cryo Express GmbH, a Gesellschaft mit beschränkter Haftung, incorporated under the laws of Germany, having its registered office at Schönauer Strasse 1, 04207 Leipzig, Germany, registered with the Commercial Register (Handelsregister) of the local court (Amtsgericht) of Leipzig under number HRB 32657,

(herein after referred to as the “German Target”)

each of the US Target, Spanish Target, French Target and German Target acting severally but not jointly (agissant conjointement mais non solidairement), are collectively referred to as the “Targets” and individually as a “Target”.

WHEREAS:

(A)	On the date hereof:

-	US Seller owns the US Target Shares, representing 100% of the share capital and voting rights of US Target;

-	NL Seller owns the Spanish Target Shares and the French Target Shares, representing respectively 100% of the share capital and voting rights of Spanish Target and French Target; and

-	German Seller owns the German Target Shares, representing 100% of the share capital and voting rights of German Target.

(B)	Each of the Targets holds, directly or indirectly, 100% of the share capital and voting rights of the companies listed in table set forth in Schedule (B) (the “Subsidiaries”).

(C)	The Purchaser has expressed an interest in acquiring, directly and indirectly, all of the share capital and voting rights of the Targets (the “Transaction”). The Purchaser and its External Representatives have carried out a due diligence of the Target Group Companies including in particular: (i) the review and analysis of the Data Room Information, which includes the review and analysis of answers provided by the management of the Targets to the questions raised by the Purchaser and its Representatives in relation thereto, and (ii) the attendance at various management presentations and the ability to ask questions to the management of the Targets and analyse the answers.

(D)	Prior to the date of the Agreement, NL Seller has, in accordance with articles L. 23-10-1 et seq. of the French Commercial Code (Code de commerce), delivered to the Purchaser letters from each of the employees of the French Target acknowledging that they are not intending to file a purchase offer on the French Target Shares.

(E)	The Parties have therefore decided to enter into this Agreement which sets out the terms and conditions of the Transaction.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

In this Agreement (including the above recitals), in addition to such capitalized terms and expressions as may be defined elsewhere in this Agreement, the following capitalized terms and expressions shall have the following meaning:

“Accounting Principles”	means in relation to the financial statements of any Target Group Company (i) the accounting policies, methodologies, principles, practices, estimation techniques and categorization consistently applied by such Target Group Company over the three (3) fiscal years ending respectively on 31 December 2024, 31 December 2023 and 31 December 2022, in the preparation of its annual financial statements, in each case to the extent compliant with Local GAAP (as applicable and effective as at the date of the relevant accounts) or, with regards to SPL Services Limited and PDP Courier Services Limited, with IFRS, or (ii) to the extent not addressed by paragraph (i) above, Local GAAP or IFRS, as the case may be, as applicable and effective as at the date of the relevant accounts;

“Additional Amount”	means, if the Closing occurs after the Target Closing Date, an additional amount calculated on each of the US Base Amount, the French Base Amount, the Spanish Base Amount and the German Base Amount at an annual rate of five percent (5%) between the Target Closing Date (included) and the Closing Date (excluded) to accrue from day to day and to be determined pro rata temporis on the basis of a year of 365 days;

“Affiliate”	means, in relation to any person, any entity that, directly or indirectly through one or more entities, Controls, or is Controlled by, or is under common Control with, such person, it being agreed that, for the purpose of this definition, with respect to the Sellers, it shall not include the Target Group Companies after Closing, and regarding a natural person, it shall include his/her spouse, partner under the terms of a civil solidarity agreement (pacte civil de solidarité) (or equivalent) and his/her first and second degree relatives;

“Aggregate Purchase Price”	has the meaning set forth in Article 4.1(e);

“Aged Receivables”	has the meaning set forth in Article 4(a) of Schedule 10.4;

“Agreement”	means this agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms) and the schedules thereto;

“Anti-Corruption Regulations”	means (i) the French legal and regulatory provisions relating to the fight against corruption and trafficking in influence, including but not limited to those set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Code pénal and the provisions of the law n° 2016-1691 relating to transparency, anti-bribery and to the modernization of the economy (the “Sapin II Law”) and (ii) the foreign regulations relating to the fight against corruption having an extraterritorial application, in particular (a) the US Foreign Corrupt Practices Act of 1977 (as amended), (b) the UK Bribery Act 2010, (c) the anti-bribery legislation promulgated by the European Union and implemented by its member states, and (d) any other legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, to the extent these measures are applicable;

“Antitrust Authority”	means the United Kingdom’s Competition and Markets Authority;

“Antitrust Clearance”	means Clearance from the Antitrust Authority pursuant to the EA02, or confirmation in writing that the Transaction does not qualify as a relevant merger situation within the meaning of the EA02, unless: (i) the Antitrust Authority confirms in writing that it does not require further information in response to the submission of a briefing paper and therefore does not request the submission of a merger notice pursuant to the EA02; and (ii) on the date that all Conditions Precedent have been satisfied or waived, the Antitrust Authority has not requested further information in relation to the Transaction or otherwise opened a merger inquiry;

“Award”	has the meaning set forth in Article 11(c) of Schedule 10.4;

“Bankruptcy Proceedings”	means any proceeding provided under Book VI of the French Commercial Code (Livre VI du Code de commerce) or, in other jurisdictions, any similar bankruptcy or insolvency proceedings or proceedings for the prevention or resolution of business difficulties;

“Books and Records”	means all contracts, books, registers, minutes, accounts, financial, accounting or tax information and documents, or other documents or written data maintained by an entity within the frame of its activities;

“Bring Down of Disclosures Certificate”	means the certificate with the disclosure by the Sellers (by way of updating the relevant Appendix or by creating new Appendixes), as of the Closing Date, of any matters, facts or circumstances occurring up until the Closing Date which constitute or are reasonably likely to constitute a breach or an inaccuracy of any of the Business Representations (as qualified and in accordance with this Agreement) and which the Sellers are aware of, to be established in accordance with Article 10.4(b);

“Business Day”	means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France, in the United-States and in Germany;

“Business Intellectual Property”	has the meaning set forth in Article 10(b) of Schedule 10.4;

“Business Representations”	has the meaning set forth in Article 10.4(a);

“Business Systems”	has the meaning set forth in Article 12(j) of Schedule 10.4;

“Carve-Out”	has the meaning set forth in Article 6.2;

“Claim”	means any claim made by the Purchaser against the Sellers pursuant to Article 11.1;

“Claim Notice”	has the meaning set forth in Article 11.3(a);

“Clearance”	means the express or implied (in particular through expiration of applicable mandatory waiting period where such expiration is deemed to be an authorisation) approval, consent, waiver, licence, order, permit, ruling, authorisation or clearance (including a declaration of lack of jurisdiction or lack of objection, where such declaration or non-objection is construed as an authorisation) of the Transaction from any competent Governmental Authority whose approval is required for Closing to take place;

“Closing”	means the completion of the sale and purchase of the Transferred Shares pursuant to this Agreement;

“Closing Date”	means the date on which Closing shall take place in accordance with Article 7.1(a);

“Closing Intragroup Receivables”	has the meaning set forth in Article 7.4(a)(i);

“Closing Payments”	has the meaning set forth in Article 4.3(a);

“Code”	has the meaning set forth in Article 11(d) of Schedule 10.4;

“Condition Precedent”	has the meaning set forth in Article 5.1(a);

“Confidential Information”	has the meaning set forth in Article 15.1(a);

“Control, Controlled or Controls”	means control as defined by paragraphs I and II of Article L. 233-3 of the French Commercial Code, it being specified that a general partner or management company (société de gestion) shall be deemed to Control a limited partnership or fonds professionnel de capital investissement it manages or advises;

“CRYOPDP GK”	means a Godo Kaisha, incorporated under the laws of Japan, having its registered office at 3-1-6 Motoazabu, Minato-ku, Tokyo, registered under number 0104-03-027357;

“CRYOPDP K.K.”	means a Kabushiki Kaisha, incorporated under the laws of Japan, having its registered office at 3-1-6 Motoazabu, Minato-ku, Tokyo, registered under number 0104-01-164061;

“Cryoport France”	means Cryoport France, a French société par actions simplifiée, having its registered office located in 8 Rue Jacqueline Auriol, 63100 Clermont-Ferrand, registered under the number 789 541 984 R.C.S Clermont-Ferrand;

“Cryoport’s Products and Services”	means providing (1) advanced temperature-controlled packaging, including without limitation the Cryoport Express® Shipper Systems, Cryoport ELITE™ Shipper Systems; (2) real-time condition monitoring systems and the remote access and use of such information by the company and customer; (3) vacuum insulated vessels used to store or transport materials at cryogenic temperatures, and related products and services; (4) bio-storage; and (5) bio-services;

“Cryoshuttle Services”	means pick-up and delivery services performed directly by the Seller’s Group, using Cryoport-branded vehicles and Cryoport employees trained to provide the specialized handling required to safely transport temperature-sensitive biological materials (including, for example, cell and gene therapies and IVF materials);

“Data Migration Plan”	has the meaning set forth in Article 6.1(a)(ii)(B);

“Data Migration Steering Committee”	has the meaning set forth in Article6.1(a)(ii)(A);

“Data Protection Laws”	means (i) Regulation (EU) 2016/679; EU Directive 2002/58/EC and 1009/136/EC (each as implemented into the national law of EU Member States); (ii) the UK Data Protection Act 2018 (the “DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019; the Privacy and Electronic Communications Regulations 2003; (iii) other equivalent, implementing or supplementing Laws enacted in any EU jurisdiction or in the United Kingdom; (iv) Laws, rules, guidance, guidelines or standards enacted in the US, in each case as amended, consolidated, re-enacted or replaced from time to time, including, but not limited to, the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Electronic Communications Privacy Act; the Computer Fraud and Abuse Act; the Gramm-Leach-Bliley Act; the Health Insurance Portability and Accountability Act; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act (“CCPA”) and any similar Laws enacted and in effect in other US states including the Colorado Privacy Act, the Connecticut Data Privacy Act, and the Virginia Consumer Data Protection Act (such laws, with the CCPA, collectively “State General Data Privacy Laws”); the Illinois Biometric Information Privacy Act; and the Payment Card Industry Data Security Standard and other applicable card association rules; or (v) any other applicable Law, rule, guidance, guideline or standard related to obligations or rights in respect of privacy, security, processing and/or protection of personal data;

“Data Room”	means the electronic data room which was open to the Purchaser and its Representatives from 26 January 2025 to 24 March 2025 (included) on a server hosted by Datasite;

“Data Room Information”	means the materials and information made available to the Purchaser or its Representatives (or some of them) in the Data Room, and which are contained in three (3) copies of USB-Sticks, a copy of which has been delivered on or prior to the date hereof to the Sellers and the Purchaser;

“EA02”	means the United Kingdom Enterprise Act 2002 (as amended);

“Earn-Out Amounts”

means any and all amounts that may be due by the Target Group Companies in connection with all earn-out and/or deferred payment mechanisms (including holdbacks or escrowed amounts) with respect to each of the following acquisitions:

(a)   the acquisition of 2GTR BV (“2GTR”) by Cryo International SAS;

(b) the acquisition of Critical Transport Solutions Australia Pty Ltd (“CTSA”) by Cryo Express Pty Ltd;

(c)   the acquisition of Bluebird Express, LLC (“BBE”) by the US Target;

(d)  the acquisition of Cryoport France (formerly known as Cell&Co SAS) by the French Target,

and, more generally, any other acquisition signed or completed by a Target Group Company prior to the Closing;

“Employees”	has the meaning set forth in Article 11(b) of Schedule 10.4;

“Encumbrances”	means any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), easement or right of way (servitude), fiducie by way of security, or other security (sûreté) or similar burden or other third party right of any kind restricting the right of disposal, ownership or assignment of any asset (including any right to acquire, option (promesse), tag along, drag along, preference, first offer or pre-emption right, escrow agreement) or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”	means the natural and man-made environment including (i) land, including surface land, sub-surface strata, sea bed and river bed under water and natural and man-made structures, (ii) water, including coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers, (iii) air, including air inside buildings and other natural and man-made structures above or below ground and (iv) any living systems or organisms supported by the media set out in (i), (ii) or (iii) above;

“Environmental Laws”	means all international, European, national, regional or local laws, statutes, ordinances, directives, regulations, decisions, notices, directions, standards, codes of practice, judgments, decrees or orders of any Governmental Authority concerning the protection of, or harm to, or designed to minimize, prevent, punish or remedy the consequences of actions or omissions that damage or threaten, human health, animal or plant health, safety, the Environment or the generation, transportation, storage, treatment, use, handling, release, discharge or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time, which are applicable to the Target Group Companies;

“ERISA”	has the meaning set forth in Article 11(m) of Schedule 10.4;

“ERISA Affiliate”	has the meaning set forth in Article 11(m) of Schedule 10.4;

“EV to Equity Bridge”	means the enterprise value to equity price bridge agreed between the Sellers and the Purchaser and set out in Schedule 1(i);

“Exceptional Transaction Bonuses”	means the aggregate cash exceptional transaction bonuses (inclusive of social charges) to be paid to Cédric Picaud and Guillaume Chevillon up to the amount included in the EV to Equity Bridge as item “Exceptional Transaction Bonuses”;

“Exchange Rate”	means, with respect to a particular currency for a particular day, the average of the relevant foreign exchange reference rate published by the European Central Bank on its website at around 4 pm CET for the 20 Business Days preceding the relevant date for which such relevant foreign exchange rate is published;

“Excluded Business Asset or Liability”	has the meaning set forth in Article 14.6(c);

“Expiry Date”	has the meaning set forth in Article 11.4(a)(ii);

“External Representatives”	means, with respect to a person, its financial, accounting, tax, commercial, legal and other professional advisers;

“Fairly Disclosed”	means any fact, matter or event which is: (i) either expressly referred to in this Agreement (including its Schedules); or (ii) otherwise disclosed to the Purchaser, its Representatives and/or its External Representatives in the Data Room, in each case in sufficient detail to allow the Purchaser and/or its professional advisors, to understand and to be in a position to make a reasonably informed assessment of the nature, scope and, where relevant, the risk, of the fact, matter or event so disclosed (without the need to quantify the potential impact);

“Fight Against Money Laundering and Financing of Terrorism Regulations”	means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscales” of the French Code monétaire et financier and (ii) the foreign regulations relating to fight against money laundering and financing of terrorism, including but not limited to, the United States Bank Secrecy Act 1970, as amended, the U.K. The Money Laundering, Terrorist Financing and Transfer of Funds 2017 and the anti-money laundering legislation promulgated by the European Union and implemented by its member states, to the extent these measures are applicable;

“French Base Amount”	has the meaning set forth in Article 4.1(b)(i);

“French Purchase Price”	has the meaning set forth in Article 4.1(b);

“French Target”	has the meaning given in the description of the Parties to this Agreement;

“French Target Shares”	means 1,333,333 ordinary shares and 11,099,167 preferred shares issued by French Target;

“Fundamental Representations”	has the meaning set forth in Article 11.4(a)(i);

“German Base Amount”	has the meaning set forth in Article 4.1(d)(i);

“German Local Transfer Deed”	means the notarized (beurkundet) German deed by means of which the German Target Shares will be transferred with effect in rem;

“German Purchase Price”	has the meaning set forth in Article 4.1(d);

“German Seller”	has the meaning given in the description of the Parties to this Agreement;

“German Target”	has the meaning given in the description of the Parties to this Agreement;

“German Target Shares”	means the 25,000 ordinary shares with the consecutive numbers 1-25,000 (both inclusive) issued by German Target;

“German Tax Allocation Procedure”	has the meaning set forth in Article 14.10(b)(ii);

“German VAT Fiscal Unity”	has the meaning set forth in Article 14.10(b)(i);

“German VAT Parent”	has the meaning set forth in Article 14.10(b)(i);

“Governmental Authority”	means (a) any government or governmental entity, including any federal, state, local, foreign, municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any supranational, including any “autorité administrative indépendante”, international, federal, state or local entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions, domestic or foreign, and other governmental agency or authority (including but not limited to the Antitrust Authority and the Required Governmental Authorities);

“Governmental Order”	means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

“Hazardous Substance”	means any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms or their substantial equivalents are used in any applicable Environmental Laws), or any substance or pollution as defined under applicable Laws;

“Information Technology Assets”	means any computer systems, communication systems, software and hardware (i) owned, (ii) used or (iii) licensed by any Target Group Company as licensee;

“Insurance Claims”	has the meaning set forth in Article 7.4(c)(ii);

“Intellectual Property”	means any intellectual property rights or industrial rights, including any of the following: patents and rights in inventions (whether patentable or not in any jurisdiction), trademarks, service marks, business or trade names (including internet domain names and email address names and all applications and registrations pertaining thereto), rights in get up or trade dress, design rights, registered designs, logos, utility models, copyrights (including copyrights in computer software), database rights, semi-conductor topography rights and rights in trade secrets and other confidential information and knowledge (including know-how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), rights protecting goodwill and reputation, and all other intellectual and industrial property rights of any kind in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements or misappropriation of any of the foregoing rights;

“Intercompany Loans”	means the intercompany loans granted to or by the Target Group Companies listed in Schedule 1(ii) as well as, without prejudice to the provisions of Article 6.4, new intercompany loans granted to the Target Group Companies as from the date hereof (and including for the avoidance of doubt, any increase of the intercompany loans listed in Schedule 1(ii));

“Intercompany Loans SG Indebtedness”	has the meaning set forth in Article 6.3(a)(iv);

“Intercompany Loans TGC Indebtedness”	has the meaning set forth in Article 6.3(a)(iv);

“Interim W&I Period”	has the meaning set forth in Article 11.8(e);

“Interim W&I Premium”	has the meaning set forth in Article 11.8(e);

“Intragroup Agreements”	means agreements (for the avoidance of doubt, other than the Master Transitional Services Agreement and the Long Form Partnership Agreement) between any Target Group Company, on the one hand, and any member of the Sellers’ Group (other than a Target Group Company), on the other hand, and pursuant to which (a) a member of the Sellers’ Group (other than a Target Group Company) provides, directly or indirectly through one or more third parties, services, goods, assistance, or maintenance to any Target Group Company or its employees or (b) a Target Group Company provides, directly or indirectly through one or more third parties, services, goods, assistance or maintenance to any member of the Sellers’ Group (other than a Target Group Company) or its employees;

“IRS”	has the meaning set forth in Article 11(l) of Schedule 10.4;

“Last Accounts Date”	means the 31 December 2024;

“Law” or “Laws”	means, in respect of any person, any applicable laws, legislations, secondary legislations, common law, ordinances, decrees, statutes, transposed directives, orders, instruments, codes, treaties, conventions, regulations and other legislative measures, orders, judgments, rulings or decisions having the force of law of any Governmental Authority (including any judicial or administrative interpretation thereof), all applicable rules, regulations, guidances and other requirements of any Governmental Authority, and all codes of practice (whether or not legally binding) and guidance notes which is in force and binding upon such person;

“Leakage”

means (A) any of the following which occurs on or after the Locked Box Date and on or before the Closing Date (but excluding any Permitted Leakage):

(a)            any payment by any Target Group Company to any Sellers’ Group Company (other than a Target Group Company) or to any of the Sellers’ Connected Person, including the payment of (i) the principal of, or interest on, any loan (loan note or other security), (ii) any dividend or other distribution whether in cash or in kind (including any interim dividend, reserve or premium distribution) decided, declared, paid or made, (iii) any repurchase, redemption or return of capital, loan capital and other securities (issued, redeemed, repaid) and (iv) any fees (including management fees, consulting fees, monitoring fees, officers’ fees, license fees, royalties or similar fees),

(b)           the assumption by any Target Group Company of any liabilities (actual or contingent) assumed (whether by guarantee or otherwise), indemnified or incurred for the benefit of, or indemnification given to, any of the Sellers’ Group Companies (other than a Target Group Company) or any of the Sellers’ Connected Persons;

(c)            the sale, purchase, transfer or disposal of any asset, right or other benefit made by any Target Group Company in favour of any of the Sellers’ Group Companies (other than a Target Group Company) or any of the Sellers’ Connected Persons;

(d)           the creation of any third-party rights over any assets or rights of any Target Group Company for the benefit of any of the Sellers’ Group Companies (other than a Target Group Company) or any of the Sellers’ Connected Persons;

(e)           the forgiveness, release or waiver (whether conditional or not) by any Target Group Company of any amount owed to any Target Group Company by, or of any claim (or parts thereof) or rights of any Target Group Company against, any of the Sellers’ Group Companies (other than a Target Company) or any of the Sellers’ Connected Persons;

(f)            any gift or gratuitous payment by any Target Group Company to or for the benefit of any of the Sellers’ Group Companies (other than a Target Company) or any of the Sellers’ Connected Persons;

(g)           any transaction bonus, incentive, commission, retention or similar amount (including any payment under any management incentive scheme or similar scheme) paid, payable (or declared to be paid or treated as paid or made) by any Target Group Company to its directors, officers, consultants or employees in connection with the preparation, negotiation or consummation of the Transaction or any of the transactions contemplated under this Agreement;

(h)           the payment of fees, costs or expenses made by any Target Group Company to any professional adviser or service provider and any other external fees, costs, expenses incurred by any Target Group Company, in each case, in connection with the preparation, negotiation or consummation of the Transaction or any of the transactions contemplated under this Agreement (including in relation to the preparation of the Data Room Information and the setting up and the operation of the Data Room);

(i)            any amount paid or borne by any Target Group Company, including any costs, fees or expenses, in connection with the Separation (including, for the avoidance of doubt, the Carve-Out);

(j)            the payment of all or part of the Earn-Out Amounts;

(k)         the agreement, arrangement or undertaking by any Target Group Company to do any of the foregoing,

(l)          any costs or Taxes (other than any recoverable VAT) arising or incurred by any Target Group Company in respect of any Leakage;

less (in each case) (B) (i) the amount, if any, by which any Tax which would otherwise be payable by the Purchaser, the Purchaser’s Group or any Target Group Company, is reduced or extinguished as a result of the Leakage and (ii) the amount of any tax relief resulting in a repayment of Tax as a result of the Leakage, to the extent only that such Tax saving and/or relief results in an actual cash saving for the Purchaser, the Purchaser’s Group or the relevant Target Group Company in respect of the same fiscal year as the year of occurrence of the corresponding Leakage, excluding thus, for avoidance of doubt, any creation or increase of carry-forward tax losses;

“Leased Real Property”	means all of the leasehold real property assets which is occupied or used by the Target Group Companies, details of which are set out in folders 12.3 and 12.7 of the Data Room;

“Legal Proceedings”	means any proceeding, suit or judicial action by or before any Governmental Authority, including its tribunals and courts, or by or before any arbitral tribunal;

“Local GAAP”	means generally accepted accounting principles, applicable as at the date on which the respective financial statements are prepared, in the country where the relevant financial statements are to be prepared and filed;

“Locked Box Accounts”	means the unaudited accounts (in the form of management accounts) of the Target Group Companies for the fiscal year ending on the Last Accounts Date as set out in the Data Room;

“Locked Box Date”	means 31 December 2024 (inclusive);

“Long Form Master Partnership Agreement”	means the long form master partnership agreement to be entered into on the Closing Date, a short form of which is attached hereto as Schedule 1(v) (the “Short Form Master Partnership Agreement”);

“Long Stop Date”	means 31 October 2025;

“Loss”	means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties, settlement costs and legal and other professional fees, but excluding indirect consequential losses, loss of profit (manque à gagner) to the extent non reasonably foreseeable, loss of opportunities (perte de chance) and loss of reputation;

“Material Contracts”	means (i) the agreements listed in Schedule 1(iii) to which a Target Group Company is a party or otherwise bound and (ii) any other agreement to which a Target Group Company is a party or otherwise bound and which would include any change of control provision or non-compete undertaking;

“Master Transitional Services Agreement”	means the master transitional services agreement to be entered into on Closing Date, including any implementation transitional services agreement (each a “TSA”), in the substantially agreed form of which is attached hereto as Schedule 1(vii) and subject only to minor modifications (notably needed in connection with the Separation Steps);

“Missing Business Asset or Liability”	has the meaning set forth in Article 14.6(a);

“NL Seller”	has the meaning given in the description of the Parties to this Agreement;

“Non-Compete Period”	has the meaning set forth in Article 14.5(a)(i);

“Non-Party Affiliates”	has the meaning set forth in Article 14.4(b);

“Non-Party Individual(s)”	has the meaning set forth in Article 14.4(c);

“Off-the-shelf Licenses”	has the meaning set forth in Article 10(h) of Schedule 10.4;

“Order”	means any order, injunction, judgment, directive, award, arbitration award or other authoritative measure of any Governmental Authority or any court, tribunal or arbitrator;

“Ordinary Course of Business”	means the management by the Target Group Companies of their operations in the normal course of business and consistent with past practices in all material respects;

“Organizational Documents”	shall mean when used with respect to (a) any company (société) or other incorporated entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company or other incorporated entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (b) any partnership or other unincorporated entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Party” or “Parties”	has the meaning given in the description of the Parties to this Agreement;

“Payment Account Details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee;

“Permits”	has the meaning set forth in Article 13(a) of Schedule 10.4;

“Permitted Leakage”

means any of the following:

(a)           any amount or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Target Group Company at the written request or with the written agreement of the Purchaser or otherwise paid pursuant to, and on the conditions set forth in, this Agreement;

(b)           any compensation (fixed or variable), fees or directors’ fees to directors and employees and consultants of any Target Group Company (excluding, for the avoidance of doubt, any of the items listed in limb (g) of the definition of Leakage above) in the Ordinary Course of Business, including (i) any increase in compensation or any grant of annual bonuses or variable compensation pursuant to the annual performance reviews in the Ordinary Course of Business and (ii) the provision of all other emoluments, services pensions and benefits in accordance with the terms of employment or services provider agreements paid to managers of the Target Group Companies, in each case for (i) and (ii) pursuant to agreements, arrangements or similar instruments entered into and/or existing prior to the date of this Agreement and specifically Fairly Disclosed to the Purchaser in the Data Room;

(c)           the Exceptional Transaction Bonuses, up to an amount of EUR 830,000 (including social charges);

(d)           any amount or liability incurred or paid or agreed to be paid or payable in connection with any agreement entered into on arm’s length terms in the Ordinary Course of Business by any Target Group Company and any member of any Sellers’ Group and set out in document 21.8.1.66 of the Data Room;

(e)           any payment by any Target Group Company in relation to the repayment of the Intercompany Loans in accordance with the terms hereof;

(f)           any Leakage captured in the EV to Equity Bridge;

(g)          any payments set out in Schedule 1(iv); and

(h)          any Tax (excluding any irrecoverable VAT) which arises or is incurred in respect of any of such payments or matters;

“Personal Data”	means any information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural person, and/or is considered “personally identifiable information,” “protected health information,” “personal information,” “personal data,” or any similar term by any Data Protection Laws;

“Pillar 2 Rules”	means (i) the Global Anti-Base Erosion Model Rules (Pillar Two), including any associated guidance, published on 20 December 2021 by the Organization for Economic Co-operation and Development and G20 countries, and/or (ii) any related or similar national or international (incl. supranational) laws of any jurisdiction or the European Union (in particular the Council Directive (EU) 2022/2523 of 14 December 2022) and (iii) any law implementing or proposed to be implementing the Global Anti-Base Erosion Model Rules (Pillar Two) in a specific jurisdiction, in each case as issued, amended or replaced from time to time, or as substituted or superseded and overruled by any law, statute, ordinance, regulation or the like as in force from time to time;

“PLTA”	has the meaning set forth in Article 14.10(a)(i);

“Pre-Closing Notice”	has the meaning set forth in Article 6.3(a);

“Pre-Closing Tax Period”	means any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Process”	means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, transmission, dissemination or otherwise making availably or combination of such Personal Data, and/or is considered “processing” by any Data Protection Laws;

“Public Official”	means (a) any elected or appointed government official, officer, employee or person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other person acting for or on behalf of a political party and (f) any candidate for public office;

“Purchase Price”	means as the case may be, the US Purchase Price, the Spanish Purchase Price, the French Purchase Price or the German Purchase Price;

“Purchaser”	has the meaning given in the description of the Parties to this Agreement;

“Purchaser’s Group”	means the Purchaser and its Affiliates (including the Target Group Companies as from Closing);

“Reclassification”	has the meaning set forth in Article 11(u) of Schedule 10.4;

“Registered Intellectual Property”	means any Intellectual Property registered of filed in any jurisdiction by the Target Group Companies;

“Related Party Agreement Waiver”	has the meaning set forth in Article 7.4(a)(i);

“Representatives”	means, with respect to a person, its Affiliates and its Affiliates’ directors, officers, employees and advisers;

“Required Governmental Authorities”	the French Ministry of Economy;

“Required Governmental Authority Clearances”	means Clearance from the Required Governmental Authorities;

“Restricted Territory”	means each of the following jurisdictions: North America, Europe, the United Kingdom (including, for the avoidance of doubt, Ireland), Japan, Korea, India, China (including, for the avoidance of doubt, Hong Kong), Singapore, Australia and New Zealand;

“Sanctioned Country”	means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Regulations. As at the date hereof, the Sanctioned Countries are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea and Sebastopol, as well as the Ukrainian oblasts of Donetsk, Kherson, Luhansk and Zaporizhzhia, it being specified that this list may be amended from time to time;

“Sanctioned Person”

means a person or entity:

(a) designated on a Sanctions-Regulations-related list of sanctioned or designated persons maintained by the United States, including (without limitation) the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” maintained by OFAC, the Entity List maintained by the US Department of Commerce, and the Debarred Persons List maintained by the US Department of State;

(b) designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets maintained by OFSI, or any equivalent list maintained by the competent sanctions authority of any member state of the EU;

(c) that is a government of a Sanctioned Territory or the Government of Venezuela;

(d) that is located, organised, incorporated or residing in any Sanctioned Country; or

(e) 50% or more directly or indirectly owned or controlled by any of the foregoing;

“Sanctions Regulations”	means any restrictive measures enacted, adopted, administered, imposed or enforced by any of: the United Nations Security Council; the European Union and any of its member states, including the State of the French Republic (incorporating the Direction Générale du Trésor (DGT)); the United States of America, including through its government (incorporating the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the US Department of State, and the Bureau of Industry and Security (BIS) of the US Department of Commerce); the United Kingdom, including through the Office of Foreign Sanctions Implementation (OFSI) within His Majesty’s Treasury (HMT); and/or any other similar authority enacting restrictive measures, to the extent these measures are applicable;

“Schedules”	means the schedules to this Agreement;

“JA8”	means JA8, a French société civile immobilière, having its registered office located 8, rue Jacqueline Auriol, 63100 Clermont-Ferrand, registered under the number 841 039 506 R.C.S Clermont-Ferrand;

“Section 338 Forms”	means all Tax Returns that are required to be filed with the US Internal Revenue Service (or analogous US state or US local Governmental Authority) in connection with the Requested Section 338 Elections, including US Internal Revenue Service Forms 8023 and 8883 and any schedules thereto.

“Security Incident”	has the meaning set forth in Article 12(k) of Schedule 10.4;

“Seller Guaranteed Obligation”	has the meaning set forth in Article 12(a)(i);

“Sellers’ Connected Persons”	means, with respect to each Seller, (i) its directors, officers, employees and members of the supervisory board or management board (or equivalent, as the case may be), (ii) its Affiliates (at the exclusion of the Target Group Companies) and their directors, officers, employees and members of the supervisory board or management board (or equivalent, as the case may be), and (iii) in relation to any such directors, officers, employees and members of a board referred to in (i) and (ii) being a natural person, his/her spouse, civil partner, any person with whom he/she lives as a partner in an enduring family relationship and ascendants and descendants in the first degree and any entities he/she Controls directly or indirectly;

“Sellers Encumbrances”	has the meaning set forth in Article 7.4(d);

“Sellers’ Group”	means the Sellers and their Affiliates (excluding the Target Group Companies after Closing);

“Sellers’ Group Business”	means the activities of the Seller’s Group but excluding the Target Group Business;

“Sellers’ Group Insurance Policies”	means insurance policies subscribed by a member of the Sellers’ Group providing coverage to any of the Target Group Companies, their activities, employees or assets;

“Sellers’ Knowledge”	means any facts, matters or circumstances which are actually known to the following persons, after having reviewed the representations and warranties of the Sellers as set forth in Article 10 and Schedule 10.4 and having made due inquiries with the relevant employees or Representatives of the entities concerned: Cédric Picaud, Guillaume Chevillon, Clément Masson, Tangi Tremorin, Paul Hughes, Tony Ippolito and André Costa Lapeira;

“Separation”	has the meaning set forth in Article 6.1(a);

“Separation Steps”	has the meaning set forth in Article 6.1(a);

“Software Viruses”	has the meaning set forth in Article 10(o) of Schedule 10.4;

“Spanish Base Amount”	has the meaning set forth in Article 4.1(c)(i);

“Spanish Purchase Price”	has the meaning set forth in Article 4.1(c);

“Spanish Target”	has the meaning given in the description of the Parties to this Agreement;

“Spanish Notary”	has the meaning set forth in Article 3(i) of Schedule 7.2(b);

“Spanish Target Shares”	means 60,100 shares (participaciones sociales) issued by Spanish Target and numbered consecutively from 1 to 60,100 (both inclusive);

“Spanish Transfer Deed”	has the meaning set forth in Article 3(i) of Schedule 7.2(b);

“Straddle Tax Period”	means any Taxable period beginning on or before, and ending after, the Closing Date.

“Surviving Provisions”	means the provisions set out in Articles 1, 11.6(a), 14.4 and 15 to 27;

“Target Closing Date”	means 11 July 2025;

“Target Group Business”	means the provision of global freight forwarding and specialty courier services in the life science and healthcare industries, including (but not limited to) as conducted under the trade name “CryoPDP”;

“Target Group Companies”	means collectively the Targets and their Subsidiaries, at the exclusion of Cryoport France and JA8;

“Target Intellectual Property”	means any and all Intellectual Property that is owned by or purported to be owned by the Target Group Companies (including, any Registered Intellectual Property);

“Tax Authority”	means any Governmental Authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax;

“Tax Group Exit Agreements”	means the tax group exit agreements to be entered into between certain Target Group Companies, substantially in the form set out in Schedule 1(vi) (including the Tax Group Exit Agreement to be concluded by French Target, Cryoport France and JA8);

“Tax Representations”	means the Business Representations set forth in Article 15 of Schedule 10.4;

“Tax Return”	means any return, declaration, report, claim for refund, information return or statement or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority (whether in tangible, electronic or other form) in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax;

“Taxes”	means (i) all levies, imposes, charges, statutory taxes, any amount imposed or payable by or in connection with the Pillar 2 Rules, or other assessments in the nature of tax, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and local or municipal imposition, duties, contributions and levies (including social security contributions and escheat or unclaimed property), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise, including under a joint liability), and any related interest or penalties, imposed by any Tax Authority, and (ii) any liability for the payment of, or in respect of, any amounts of the type described in (i) above (x) as a result of being the head or a member of a tax consolidation group or similar arrangement or (y) as a result of being a transferee or a successor to any person, or as a secondary liability, or having to be levied on behalf of third parties or as a result of any obligation to indemnify any other person;

“Thermo Fisher Waiver”	has the meaning set forth in Article 6.7(a)(ii);

“Third-Party Claim”	has the meaning set forth in Article 11.5;

“Transaction”	has the meaning set forth in Recital (C);

“Transferred Shares”	means collectively all the US Target Shares, the French Target Shares, the Spanish Target Shares and the German Target Shares;

“Updates”	has the meaning set forth in Article 10.4(b);

“US Base Amount”	has the meaning set forth in Article 4.1(a)(i);

“US Code”	means the United States Internal Revenue Code of 1986, as amended;

“US DEA”	has the meaning set forth in Article 12(b) of Schedule 10.4;

“US FDA Laws”	means all US Laws governing the research, development, investigation, manufacturing, production, processing, labeling, packaging, testing, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of medical devices, pharmaceutical products and equipment including (a) the US federal Food, Drug and Cosmetic Act, (b) the rules and regulations promulgated and enforced by the US Food and Drug Administration (“FDA”) thereunder and (c) all comparable state, federal or foreign Laws, including ISO 13485:2016 and any Laws set forth by the International Council for Harmonisation;

“US Governmental Authority”	means any US federal, state or local or any non-US government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body;

“US Health Care Laws”	means all US Laws relating to health care regulatory matters, including (a) 42 U.S.C. §§ 1320a-7 (Federal Health Care Program Exclusion), 7a (Civil Monetary Penalties) and 7b (Anti-Kickback Statute), (b) 42 U.S.C. § 1395nn (Stark Law), (c) 31 U.S.C. §§ 3729-3733 (False Claims Act), (d) 31 U.S.C. § 3801 et seq. (Program Fraud Civil Remedies Act), (e) 18 U.S.C. §§ 287 and 1001 (Criminal False Claims and False Statements), (f) 18 U.S.C. §§ 1035 and 1347 (anti-fraud related provisions of HIPAA), (g) US FDA Laws, (h) all other applicable Laws relating to federal health care programs, (i) 42 U.S.C. § 1320a-7h (Physician Payments Sunshine Act), (j) applicable state anti-kickback Laws, and (k) any Laws similar to those described in clauses (a) through (k) of this paragraph within or concerning any other applicable federal, state, local or foreign jurisdiction and/or authority;

“US Purchase Price”	has the meaning set forth in Article 4.1(a);

“US Seller”	has the meaning given in the description of the Parties to this Agreement;

“US Seller Group Tax Returns”	has the meaning set forth in Article 14.9(a);

“US Target”	has the meaning given in the description of the Parties to this Agreement;

“US Target Shares”	means the 1,000 shares issued by US Target;

“W&I Insurer”	has the meaning set forth in Article 11.8(a);

“W&I Policy”	has the meaning set forth in Article 11.8(a).

2.	PRINCIPLES OF CONSTRUCTION

2.1	In this Agreement unless otherwise specified:

(a)	references to Articles, paragraphs and Schedules are to Articles and paragraphs of, and Schedules to, this Agreement unless otherwise indicated;

(b)	references to an “entity” shall be construed so as to include any entity, wherever and however incorporated or established;

(c)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, joint venture, organization, association, trust, government, state or agency of a state or any undertaking, joint venture, association, “fonds commun de placement”, “fonds professionnel de capital investissement” or partnership or other entity (whether or not having separate legal personality) as well as its permitted successors and permitted assigns;

(d)	references to “best efforts” and “reasonable efforts” or “reasonable endeavors” shall be construed respectively, as obligation de moyens renforcée and obligation de moyens simple;

(e)	references to any French legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction to the French legal term;

(f)	if a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term;

(g)	a reference to a specific time of day shall be local time in Paris, France time unless otherwise stated;

(h)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(i)	“or” shall not be exclusive (i.e., it means “and/or”);

(j)	references to “USD”, “dollars”, “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(k)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; and

(l)	any refund, indemnification or repayment of any nature whatsoever by any Party, shall be made on a one-time basis only and under no circumstances shall there be any double counting or duplication of items especially whether under any Leakage and/or Loss.

(m)	to the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of articles 1190, 1223 and 1602 of the French Civil Code (Code civil).

2.2	The Schedules and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules, any other attachments to this Agreement and any schedules to these documents. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

2.3	The headings used in this Agreement have been adopted by the Parties for ease of reference only and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

2.4	When calculating the period of time within which or following which any act is to do, be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day.

2.5	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as at the date of this Agreement.

3.	Sale AND PURCHASE

3.1	Upon and subject to the terms and conditions of this Agreement:

(a)	US Seller hereby agrees to sell and deliver to the Purchaser and the Purchaser hereby agrees to purchase from US Seller, at Closing, the US Target Shares;

(b)	NL Seller hereby agrees to sell and deliver to the Purchaser and the Purchaser hereby agrees to purchase from NL Seller, at Closing, the French Target Shares and the Spanish Target Shares; and

(c)	German Seller hereby agrees to sell (verkaufen) and assign (abtreten) to the Purchaser and the Purchaser hereby agrees to purchase (kaufen) (and accept such assignment (Abtretung annehmen)) from German Seller, at Closing, the German Target Shares.

3.2	The Transferred Shares shall be sold at Closing, with all rights attached or accruing to them (including the right to all dividends paid on or after the Locked Box Date), free and clear of all Encumbrances.

3.3	The sale and purchase of the Target Shares by the Sellers shall be deemed to constitute one single transaction. No Seller shall sell any of the Target Shares without the concomitant sale of all the Target Shares to the Purchaser. The Purchaser shall not be obliged to complete the purchase of any of the Target Shares unless the purchase of all of the Target Shares is completed simultaneously at Closing.

3.4	For the avoidance of doubt, ownership of the Target Shares shall only pass to the Purchaser at Closing, without any retroactive effect.

4.	Purchase price of the Transferred Shares and Leakage

4.1	Purchase Price

(a)	The aggregate purchase price for the sale of all the US Target Shares (the “US Purchase Price”) shall be equal to the sum of:

(i)	thirty-three million five hundred eighty one thousand one hundred and sixty-six dollars and thirty-five cents (USD 33,581,166.35) (the “US Base Amount”),

(ii)	increased, as the case may be, by the portion of the Additional Amount related to the US Base Amount.

(b)	The aggregate purchase price for the sale of all the French Target Shares (the “French Purchase Price”) shall be equal to the sum of:

(i)	ninety-eight million three hundred ninety-four thousand one hundred ninety-nine dollars and thirty-five cents (USD 98,394,199.35) (the “French Base Amount”),

(ii)	increased, as the case may be, by the portion of the Additional Amount related to the French Base Amount.

(c)	The aggregate purchase price for the sale of all the Spanish Target Shares (the “Spanish Purchase Price”) shall be equal to the sum of:

(i)	two million nine hundred two thousand seventy-six dollars and ten cents (USD 2,902,076.10) (the “Spanish Base Amount”),

(ii)	increased, as the case may be, by the portion of the Additional Amount related to the Spanish Base Amount.

(d)	The aggregate purchase price for the sale of all the German Target Shares (the “German Purchase Price”) shall be equal to the sum of:

(i)	three million three hundred sixteen thousand six hundred fifty-eight dollars and forty cents (USD 3,316,658.40) (the “German Base Amount”),

(ii)	increased, as the case may be, by the portion of the Additional Amount related to the German Base Amount.

(e)	The US Purchase Price, the French Purchase Price, the Spanish Purchase Price and the German Purchase Price (together the “Aggregate Purchase Price”) shall be notified by the Sellers to the Purchaser in the Pre-Closing Notice.

(f)	The Aggregate Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Articles 4.2 and 11.

4.2	Locked Box – Leakage

(a)	The Sellers, acting jointly, (i) represent and warrant to the Purchaser that there has been no Leakage between the Locked Box Date (included) and the date of this Agreement (included) and (ii) undertake to the Purchaser that there shall be no Leakage at any time from the date of this Agreement (excluded) up to and including the Closing Date.

(b)	Subject to paragraph (e) below, the Sellers, acting jointly, shall repay to the Purchaser on demand a sum equal to the total amount of any Leakage on a Dollar for Dollar basis. For the avoidance of doubt, (x) the Sellers shall not be liable to reimburse the Purchaser in respect of any Permitted Leakage, and (y) a Leakage may not be paid more than once to the Purchaser (and to the extent any Leakage is due to the Purchaser, the Purchaser shall procure that the relevant Target Group Company shall not claim for the payment of the same from the Sellers or their Affiliates).

(c)	Each Seller shall notify the Purchaser in writing immediately if it becomes aware of any event, payment or transaction which constitutes or may constitute a Leakage (including sufficient details of the relevant facts and circumstances giving rise or potentially giving rise to the Leakage and the amount of the Leakage).

(d)	If any Leakage is disclosed to the Purchaser prior to Closing, the Purchaser shall be entitled to set-off, at Closing, the identified Leakage amounts against the Aggregate Purchase Price to be paid to the Sellers at Closing.

(e)	No Seller shall have any repayment liability under paragraph (a) above unless:

(i)	Closing has occurred; and

(ii)	a written claim has been notified by the Purchaser to the Sellers on or before the date which is twelve (12) months from the Closing Date, setting out, to the extent reasonably available, the Purchaser’s calculation of the amount of the Leakage and reasonable details and information regarding such Leakage.

(f)	The Parties hereby agree that any payment made by any of the Sellers under this Article 4.2 shall be deemed, with respect to the relevant Target Shares only, to constitute an adjustment to the relevant Purchase Price and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes (except for the portion of any Leakage which shall exceed the Aggregate Purchase Price received by a Seller, as the case may be, which shall then be treated as an indemnity).

(g)	The Parties hereby expressly agree that the amount of any payment to which the Purchaser shall be entitled to pursuant to this Article 4.2 as a result of a Leakage shall be the sole remedy available to the Purchaser in relation to this Leakage (without prejudice to other rights of the Purchaser under this Agreement) and shall never exceed the amount of that Leakage. The Parties therefore hereby undertake to construe and apply in good faith the rules set out in this Article 4.2 in order to avoid any double counting when determining the amount of the payment to be paid by the Sellers to the Purchaser upon occurrence of a Leakage.

4.3	Closing Payments

(a)	At Closing, the Purchaser shall, subject to the terms and conditions of this Agreement:

(i)	pay by wire transfer of immediately available funds, free of any bank or other charges, which shall be credited with value on the Closing Date, to such bank account of which the Payment Account Details shall have been notified for such purpose to the Purchaser by the Sellers in the Pre-Closing Notice, the Aggregate Purchase Price (as may be reduced pursuant to Article 4.2), it being specified that:

(A)	the NL Seller hereby expressly instructs the Purchaser to pay, in its name and on its behalf, the French Purchase Price and the Spanish Purchase Price to the US Seller; and

(B)	the German seller hereby expressly instructs the Purchaser to pay, in its name and on its behalf the German Purchase Price to the US Seller;

(ii)	repay, on behalf of the Target Group Companies, or make available to the relevant Target Group Companies the funds necessary for, and cause the Target Group Companies to complete, the repayment in full of, the Intercompany Loans TGC Indebtedness, by wire transfer of immediately available funds, which shall be credited with value on the Closing Date, to the same bank account as mentioned in paragraph (a)(i) above, the US Seller acting as agent for the relevant members of the Sellers’ Group in respect thereof,

(the “Closing Payments”).

(b)	The Parties hereby agree that upon receipt of the Closing Payments in accordance with the terms of this Article 4.3, the Purchaser shall be released from its obligations in respect of the payment of the Aggregate Purchase Price to the Sellers and shall have no further liability in relation thereto.

5.	ConditionS Precedent

5.1	Conditions Precedent to Closing

(a)	The respective obligations of each Party under this Agreement shall be subject to the fulfilment or waiver (only by mutual agreement of the Purchaser and the Sellers and to the extent legally permitted), at or prior to the Closing Date, of:

(i)	the Antitrust Clearance;

(ii)	the Required Governmental Authority Clearance; and

(iii)	the Closing not having been prohibited or made illegal by any Order binding and enforceable upon the Purchaser or any of the Sellers,

(together the “Conditions Precedent” and each a “Condition Precedent”).

(b)	The Purchaser undertakes to use all its commercially reasonable endeavours in order to obtain the Antitrust Clearance and the Required Governmental Authority Clearance, and commits to carry out all the reasonably necessary steps following the signing of the Agreement in this respect and in any case before the Long Stop Date.

(c)	The Purchaser has made its own diligences relating to the regulatory analysis and confirms that no mandatory Clearance other than the Clearances from (i) the Antitrust Authority and (ii) the Required Governmental Authority has to be obtained in the context of the Transaction.

(d)	The Conditions Precedent are provided for the benefit of both the Purchaser and the Sellers and may only be waived by mutual written agreement of the Purchaser and the Sellers.

(e)	The Conditions Precedent shall not have any retroactive effect.

5.2	Responsibility for satisfaction of the Conditions Precedent

(a)	Each of the Parties acknowledges the importance that the Antitrust Clearance and the Required Governmental Authority Clearance are obtained as soon as possible and the Parties confirms that they are not aware of any reason that may prevent Closing from taking place on or prior to the Long Stop Date.

(b)	With respect to the Antitrust Clearance and the Required Governmental Authority Clearance, the Purchaser, subject to paragraph (f) below, agrees to:

(i)	within fifteen (15) Business Days from the date of this Agreement, make any relevant submissions, notification, or filings (and pre-filings as may be required) with the Antitrust Authority and the Required Governmental Authority with respect to the Transfer in order to obtain the Antitrust Clearance and the Required Governmental Authority Clearance as soon as reasonably practicable, and in any event within any terms provided by applicable Laws, and to supply promptly any additional information and documentary material that may be requested by the Antitrust Authority or the Required Governmental Authority;

(ii)	provide to the Sellers in draft form, to the extent reasonably practicable, in a timely manner so as to allow it to review and comment thereon, copies of all notifications, submissions, filings and other communications proposed to be made to the Antitrust Authority and the Required Governmental Authority by or on behalf of the Purchaser subject to the exclusion or redaction of all confidential information and take into account, to the extent legally permissible, any reasonable comments of the Sellers (to the extent directly related to the Target Group Companies or the Sellers’ Group);

(iii)	promptly provide the Sellers and the Target Group Companies, upon their request, with the relevant (non-privileged or non-commercially sensitive which shall however be provided on a counsel-to-counsel basis) documents concerning the filings referred to above, together with any additional (including documentary) material that may be requested by the Antitrust Authority and Required Governmental Authority, in connection with the Antitrust Clearance and the Required Governmental Authority Clearance (subject to confidential information contained therein);

(iv)	communicate with the Antitrust Authority and the Required Governmental Authority, to the extent feasible, only after prior consultation with the Sellers (and taking into account any reasonable comments of the Sellers (to the extent directly related to the Target Group Companies or the Sellers’ Group));

(v)	attend meetings with the Antitrust Authority and the Required Governmental Authority as may be necessary and use its commercially reasonable efforts, to the extent possible, to obtain the consent of the Governmental Authority to the attendance of the Sellers (or their advisors) at such meetings; and

(vi)	keep the Sellers regularly informed of the processing of these filings and to promptly inform them, to the extent legally permissible, if it becomes aware of anything that could result in the Antitrust Clearance or the Required Governmental Authority Clearance being delayed or denied.

(c)	The Purchaser undertakes to act diligently and in good faith with the objective to obtain the Antitrust Clearance and the Required Governmental Authority Clearance as soon as reasonably possible following the date of this Agreement. In particular, the Purchaser shall, and shall cause its Affiliates to propose, accept and comply with any conditions, obligations or requirements necessary to obtain the Antitrust Clearance and the Required Governmental Authority Clearance by the Governmental Authorities that the Purchaser would consider, in its own view, as reasonable, provided that the Purchaser shall not in any case have any obligation to accept any requirement to divest, dispose of, or hold separate (or otherwise take or commit to take any action that limits the Purchaser’s or any of its Affiliates’ freedom or action with respect to, or its ability to retain, operate or control) any of its assets or businesses. For the avoidance of doubt, any of the Purchaser’s obligations under Article 5.1 and 5.2 and any actions taken or omissions in relation thereto shall not have any consequence on the Aggregate Purchase Price or the other terms and conditions of the Agreement, unless otherwise agreed by the Parties.

(d)	Without limitation to the Parties’ undertakings pursuant to this Article 5.2, the Purchaser shall use its best efforts to:

(i)	respond to any inquiries by any Antitrust Authority or Required Governmental Authority with respect to the transactions contemplated by this Agreement;

(ii)	avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the Transaction;

(iii)	in the event any Governmental Order adversely affecting the ability of the Parties to consummate the Transaction has been issued, to have such Governmental Order vacated or lifted.

(e)	The Purchaser shall promptly inform the Sellers no later than two (2) Business Days following the opening of any “Phase II” or other in depth-review by the Antitrust Authority or any Required Governmental Authority.

(f)	The Sellers acknowledge that the above-mentioned notifications, submissions or filings will require the cooperation and supply of information by the Target Group Companies or other Affiliates of the Sellers and agree to reasonably cooperate and to use all reasonable efforts to cause the Target Group Companies and their Affiliates to cooperate with the Purchaser in providing promptly to the Purchaser and its advisors such assistance as may be reasonably necessary for the Purchaser to make the relevant notifications, submissions or filings and obtain the Antitrust Clearance and the Required Governmental Authority Clearance.

(g)	Each of the Parties hereto undertakes not to wilfully take any action that will directly have the effect of delaying, impairing or impeding the receipt of the Antitrust Clearance or any Required Governmental Authority Clearance.

(h)	The Purchaser shall bear the fees and similar charges incurred by it in connection with the notifications, submissions or filings required pursuant to this Article 5.2 and accordingly none of the Purchaser’s obligations under this Article 5.2, nor any actions taken in relation thereto shall have any consequence on the Aggregate Purchase Price or the other terms and conditions of this Agreement. For the avoidance of doubt, to the extent any Target Group Company incurs costs and expenses in connection with the Antitrust Clearance or any the Required Governmental Authority Clearance, such costs and expenses shall be treated as Permitted Leakages for the purposes of this Agreement, and to the extent the Sellers incurs costs and expenses in connection with the Antitrust Clearance or any the Required Governmental Authority Clearance, such costs and expenses shall be repaid by the Purchaser.

5.3	Time limit - Satisfaction or non-satisfaction

(a)	The Purchaser shall promptly give notice to the Sellers of the satisfaction of the Conditions Precedent set out in Articles 5.1(a)(i) and 5.1(a)(ii), and in any event within two (2) Business Day of becoming aware of the same.

(b)	In the event that the satisfaction of the Conditions Precedent set out in Articles 5.1(a)(i) and 5.1(a)(ii) does not take place on or before the Long Stop Date, each Party shall have the right to terminate this Agreement, it being agreed that such termination shall be without prejudice to the Parties’ rights accrued prior to such termination, including the Parties’ right to make any claim for breach of the Agreement having occurred prior to its termination.

6.	PRE-CLOSING MATTERS

6.1	Implementation of the Separation

(a)	The Sellers shall, and shall cause their Affiliates (including the relevant Target Group Companies, as the case may be) to complete the actions and steps described in paragraphs (i) and (ii) below and in Article 6.2 (the “Separation”, and the actions and steps forming part of the Separation, the “Separation Steps”) so that, as from Closing, the Target Group Business can be operated in all respects by the Target Group Companies in the same manner as it was operated immediately prior to Closing on a stand-alone and autonomous basis (taking into account the services or supplies to be provided by the relevant members of the Sellers’ Group under the Master Transitional Services Agreement, as the case may be).

(i)	Employee transfers

(A)	For each employee identified in Schedule 6.1(a)(i)(A), the Sellers and their Affiliates shall, between the date of this Agreement and the Closing Date, offer any such employee an employment effective as of (or prior to) the Closing with a view to effecting the change of employer that is contemplated pursuant to Schedule 6.1(a)(i)(A) on or prior to the Closing Date, to be implemented pursuant to appropriate transfer agreements or other documents or procedures required under applicable Law, in each case in a form or pursuant to a procedure agreed upon by the Sellers and the Purchaser.

(ii)	Data migration

(A)	Within ten (10) Business Days from the date of this Agreement, the Parties shall establish a dedicated working group to oversee the preparation of all necessary data migration between the Sellers and their Affiliates (excluding the Target Group Companies), on the one hand, and the Target Group Companies, on the other hand (the “Data Migration Steering Committee”). The Data Migration Steering Committee shall comprise three (3) representatives of the Sellers and three (3) representatives of the Purchaser.

(B)	The Data Migration Steering Committee shall develop a comprehensive data migration plan outlining all essential steps, designating responsible parties, and specifying actions required to ensure the seamless migration of all necessary data between the Sellers and their Affiliates (excluding the Target Group Companies), on the one hand, and the Target Group Companies, on the other hand, within thirty (30) Business Days from the date of this Agreement (the “Data Migration Plan”). For the avoidance of doubt, the Data Migration Plan shall not apply to any items addressed under the Master Transitional Services Agreement (e.g. Workday, Trabex).

(C)	The Sellers and their Affiliates (including the relevant Target Group Companies) shall use their commercially reasonable best efforts to implement and complete the Data Migration Plan at the latest on the Closing Date.

(b)	For the avoidance of doubt, the Sellers shall, and shall cause their Affiliates (including the relevant Target Group Companies), to use their best efforts to carry out any steps that are not included in the Separation Steps but are reasonably required to be completed to implement the Separation (including seeking any consent or waiver from third parties).

(c)	The Sellers shall keep the Purchaser regularly informed, at least on a weekly basis, of the progress of (and, as the case may be, of any issue relating to) the Separation and shall provide all relevant documents (including share or asset transfer documents) in relation thereto in draft and final forms reasonably in advance to allow the Purchaser to provide its comments and take into account the Purchaser’s reasonable comments and requests in respect thereto, provided, for the avoidance of doubt, that any material amendment to the Separation Steps shall require the prior approval of the Purchaser (which shall not be unreasonably withheld or delayed). In circumstances where compliance by the Sellers with this paragraph requires them to provide information of a commercially sensitive nature to the Purchaser, such information shall be provided to their respective counsel on a counsel-to-counsel basis.

(d)	In case of failure by the Sellers and their Affiliates (including the relevant Target Group Companies, as the case may be) to complete the transfer of any of the employees identified in Schedule 6.1(a)(i)(A) in accordance with the provisions of Article 6.1(a)(i)(A) prior to Closing, the TSA under which any such employee shall render the relevant services described in Schedule 1 to the Master Transitional Services Agreement shall be entered into on the Closing Date in respect of each such employee and shall automatically cease upon completion of the transfer of such employee in accordance with Article 6.1(a)(i)(A) and Schedule 6.1(a)(i)(A).

(e)	In case of failure by the Sellers and their Affiliates to implement and complete the Data Migration Plan in accordance with the provisions of Article 6.1(a)(ii) prior to Closing, the Parties shall use their commercially reasonable efforts to do so as soon as reasonably practicable following the Closing Date.

(f)	The Sellers shall bear all costs, expenses and Taxes associated with the completion of the Separation.

6.2	Pre-Closing Carve-Out

(a)	Prior to the Closing Date, NL Seller shall procure that French Target transfers to its benefit (i) 165,979 ordinary shares of Cryoport France for their fair market value and (ii) one share of JA8 for its fair market value through a buy-back by French Target of its own shares from NL Seller with a view to cancelling them which will be repaid through a payment in kind of the 165,979 ordinary shares of Cryoport France and the one share of JA8, in accordance with the step plan set forth in Schedule 6.2 (the “Carve-Out”). NL Seller shall notify the Purchaser of the completion of the Carve-Out within 2 Business Days.

(b)	Schedule 6.2(b) sets forth the organizational chart of the Targets and the Subsidiaries after completion of the contemplated Carve-Out.

(c)	The Sellers shall bear all costs, expenses and Taxes associated with the completion of the Carve-Out.

6.3	Pre-Closing Notice

(a)	No later than ten (10) Business Days prior to the Closing Date, the Sellers shall deliver a written notice to the Purchaser (the “Pre-Closing Notice”), setting forth:

(i)	the amount of the Additional Amount (if any), including the break-down of such Additional Amount in relation to the US Base Amount, the French Base Amount, the Spanish Base Amount and the German Base Amount;

(ii)	the amount of any identified Leakage (if any) and the identity of the Sellers or of any member of the Sellers’ Group having benefited from such Leakage;

(iii)	the overall amount of the US Purchase Price, the French Purchase Price, the Spanish Purchase Price and the German Purchase Price and the resulting Aggregate Purchase Price (as reduced in accordance with Article 4.2 and 11.8(e), as the case may be);

(iv)	the aggregate of all amounts owed as at Closing by any Target Group Company under the Intercompany Loans, including all principal and accrued interest (the “Intercompany Loans TGC Indebtedness”), with the associated break-down per Intercompany Loan, and (y) the aggregate of all amounts owed as at Closing to any Target Group Company under the Intercompany Loans, including all principal and accrued interest (the “Intercompany Loans SG Indebtedness”), with the associated break-down per Intercompany Loan;

(v)	the amount of the Closing Intragroup Receivables; and

(vi)	the Payment Account Details of the US Seller bank accounts to which payment of the Aggregate Purchase Price and Intercompany Loans TGC Indebtedness shall be made at Closing in accordance with Article 4.3.

6.4	Conduct of business up to Closing

(a)	The Sellers shall procure, from the date of this Agreement until Closing, using the full extent of their respective powers as shareholder, director, member of a supervisory board or officer of each of the Target Group Companies (as applicable), (x) that each Target Group Company carries on its business only in the Ordinary Course of Business and takes all reasonable steps to preserve and protects its assets and goodwill, including its existing relationships with customers and suppliers, and (y) that none of the Target Group Companies takes any of the actions set forth below:

(i)	make any alteration to its articles of association, constitutional documents or equivalent;

(ii)	create, issue, allot, redeem or repurchase any share, loan capital, options, warrants, convertible securities or other securities, or grant any options over, or any other right in respect of, any share, loan capital or other security, or otherwise split, combine, increase or decrease its share capital;

(iii)	declare, make or pay a dividend, an interim dividend or other distribution (regardless of the distribution method, whether in cash, stock or in kind);

(iv)	incur any borrowings or other financial indebtedness (including through the issuance of debt securities) or enter into any foreign exchange contracts, interest rate swaps or other derivative instruments, except for any additional intercompany loans or any increase of the Intercompany Loans with any member of the Sellers’ Group, provided that (a) such loans are on arm’s length terms and incurred to support the ongoing operations and working capital needs of the Target Group Companies and (b) no new Intercompany Loan is made by a Target Group Company, as lender, to a member of the Sellers’ Group, as borrower, so that as a result, the Intercompany Loans SG Indebtedness shall not be increased;

(v)	guarantee the obligations of any third party, grant any loan to any third party, pledge its business (nantissement sur fonds de commerce), or create, grant, issue or varies any Encumbrances over any of its material assets, shares or undertakings;

(vi)	approve a wind-up, merger, split-up, contribution or sale of any Target Group Company’s business as a whole or of any of its divisions (branches d’activités) except for any of the above Fairly Disclosed under reference 14.12.4 of the Data Room;

(vii)	acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material interest in any asset, securities, person or any business as a going concern (fonds de commerce);

(viii)	transfer, contribute or dispose (whether by one transaction or by a series of transactions) of any asset, having a value in excess of USD 50,000, equity interest, business or property other than in the Ordinary Course of Business;

(ix)	make any investment, disbursement or capital expenditure not planned for in the annual budget or the business plan (as set out in the Data Room) and for an aggregate amount greater than USD 100,000;

(x)	enter into any joint venture, partnership or other similar agreement or arrangement for the sharing of profits or assets;

(xi)	make any material changes (other than those required by Law) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of managers or employees of the Target Group Companies, excluding (a) customary annual salary increases in line with the Target Group Companies’ historical practices and market standards and (b) promotions of employees in line with the Target Group Companies’ historical practices and market standards;

(xii)	engage or employ, or make any offer to employ, or terminate any employee with a gross cash compensation (including any performance bonus) in excess of EUR 150,000 per year;

(xiii)	enter into, terminate or amend any agreement (including collective agreements) with any trade union or any agreement that relates to any works council or similar body representing employees of the Target Group Companies, other than as required by Law or as already planned and disclosed in the Data Room Information;

(xiv)	enter into, make a bid, tender, proposal or offer likely to lead to, modify or terminate any Material Contract or enter into any other agreement which would include any exclusivity undertakings or other clauses limiting the freedom to do business, most favoured nation clause, minimum volume commitments and material price reductions;

(xv)	change in any material manner its terms of payments or collection practices for accounts receivable or its terms of payments practices for accounts payable, and otherwise change in any material respect its management of working capital;

(xvi)	fail to maintain in full force and effect and comply with the Sellers’ Group Insurance Policies and the insurance policies maintained by the Target Group Company (if any);

(xvii)	commence or settle any legal proceedings involving a Target Group Company and having a value in excess of (a) EUR 50,000 per individual proceeding and (b) EUR 250,000 in aggregate for all proceedings;

(xviii)	unless set out in the Pre-Closing Notice and captured as a Leakage, pay or agree to pay fees and expenses to its advisors, the Sellers or the Sellers’ advisors in connection with the Transaction;

(xix)	unless set out in the Pre-Closing Notice and captured as a Leakage, pay or agree to pay any transaction bonus, fees, benefits or similar bonus to any of its officers, directors and employees in connection with the Transaction;

(xx)	change its Tax procedures, principles, methods or practices which would have a negative impact on the Target Group Business (other than in the Ordinary Course of Business or otherwise required by applicable Law) or on the Target Group Companies;

(xxi)	(i) change the jurisdiction where it is resident for Tax purposes, (ii) make (other than in the Ordinary Course of Business but in this particular case, provided that it does not have a negative impact of the Target Group Companies), change or revoke any material Tax election or surrender any right to claim any material refund of Taxes, (iii) change any Tax accounting period, (iv) file any material amended Tax Return or claim for material Tax relief or refund of Taxes, (v) prepare and file any material Tax Return in a manner inconsistent with past practice, (vi) settle or compromise any material Tax liability or proceeding, (vii) consent to any waiver or extension of the statutory period of limitations with respect to the collection or assessment of Taxes, (viii) enter into Tax allocation agreement, Tax sharing agreement or other similar arrangement or Tax indemnity agreement (excluding the Tax Group Exit Agreements to be entered into between French Target, Cryport France and JA8), or (ix) enter into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the US Code) with respect to any material Tax or material Tax Returns of the Target Group Companies;

(xxii)	enter into any new contract, agreement or undertaking with a Seller or any Affiliate of such Seller or any Sellers’ Connected Person (in particular, any related-party agreement that would fall within the scope of Article L. 225-38 of the French Commercial Code or any similar regulation outside of France);

(xxiii)	change its accounting methods, principles or practices, except insofar as may be required by applicable Law or by the statutory auditors (if any) and commonly referred to accounting rules; or

(xxiv)	enter into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing.

(b)	The undertakings set forth in Article 6.4 above shall not operate so as to restrict or prevent:

(i)	any matter or action set forth in Schedule 6.4;

(ii)	any matter or action contemplated in the annual budget of the Target Group Companies (including capex forecasted in the annual 2025 budget) or in the business plan of the Target Group Companies as set out in the Data Room Information, to the extent clearly identifiable and carried out in accordance with the description and parameters contemplated in such annual budget or business plan (in particular in terms of quantum);

(iii)	any matter to which the Purchaser will have consented in writing;

(iv)	the completion or performance of any actions required by applicable Laws or any enforceable decision of a court, arbitral tribunal or Governmental Authority, provided that the Sellers shall inform the Purchaser of the relevant matter and circumstances as soon as reasonably practicable, including to the extent practicable, in advance;

(v)	the completion or performance of any actions required or undertaken in connection with the Transaction or the Separation (including, for the avoidance of doubt, the Carve-Out), as such actions are contemplated by this Agreement;

(vi)	any matter or action which constitutes a Permitted Leakage; or

(vii)	any decision or action reasonably undertaken in an emergency situation with the intention of minimizing any adverse effect thereof for the Target Group Companies, provided that the Sellers shall inform the Purchaser of the relevant matter and circumstances as soon as reasonably practicable, including to the extent practicable, in advance.

(c)	For the purpose of any consent which shall be requested from Purchaser pursuant to this Article 6.4, it is specifically agreed that:

(i)	consent of the Purchaser shall not be unreasonably withheld or delayed;

(ii)	if, at the end of a period of five (5) Business Days from the receipt by the Purchaser of any such request (email being sufficient) for consent, the Purchaser has not notified the relevant Seller of its objection to the proposed action, the Purchaser shall be deemed to have rejected such proposed action;

(iii)	any objection notice send by the Purchaser within the above-mentioned five (5) Business Days period shall indicate the reasonably detailed and motivated reasons of such objection; and

(iv)	the Purchaser hereby designates Christian Garbe who shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement.

(d)	The Sellers shall not be under any obligation to provide for the implementation of this Article 6.4 any commercially sensitive information the disclosure of which would likely constitute a breach of applicable Law. In such circumstances, any commercially sensitive information shall be provided to the Purchaser’s counsel on a counsel-to-counsel basis.

(e)	The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Target Group Companies’ operations at any time prior to Closing, and (ii) at any time until Closing, the Sellers shall exercise, to the extent of their respective rights and powers as shareholders, directors, officers or members of any management or supervisory board of the Target Group Companies, consistent with the terms and conditions of this Agreement, complete control and supervision over the Target Group Companies and their operations.

6.5	AML and KYC

(a)	The Sellers shall deliver to the Purchaser or cause to be delivered to the Purchaser relevant documentation and other evidence, as being necessary to complete the Purchaser’s “know your customer”/anti money laundering processes in respect of the Sellers, provided it has been requested in writing by the Purchaser no later than ten (10) Business Days before the Closing Date.

(b)	The Purchaser shall deliver to the Sellers or cause to be delivered to the Sellers copies of the relevant documentation and other evidence, as being necessary to complete the Sellers “know your customer”/anti money laundering processes in respect of the Purchaser, provided it has been requested in writing by the Sellers no later than ten (10) Business Days before the Closing Date.

6.6	Cooperation and access

(a)	From the date hereof until Closing, upon the reasonable written request of the Purchaser and subject to compliance with (i) Article 15 and (ii) applicable Laws, the Sellers shall, and shall procure that the Target Group Companies shall, provide the Purchaser, its agents, its Representatives and its External Representatives with (x) reasonable access during business hours to the books and records, the key managers of the Target Group Companies and the Sellers’ advisors, as long as such access does not unreasonably interfere with the day-to-day business and operations of the Target Group Companies and (y) such assistance, in all cases as the Purchaser may reasonably request in connection with the Separation, the preparation of the Closing and the negotiation and finalization of the Long Form Partnership Agreement (and, as the case may be, the Master Transitional Services Agreement).

6.7	Third party consents

(a)	The Sellers shall, and shall cause its Affiliates (including the relevant Target Group Companies) to, use their best efforts to request, and use their commercially reasonable best efforts to obtain, as soon as practicable, an unconditioned written waiver from their counterparts of their rights to request an early termination under the following agreements entered into by the Target Group Companies as a result of the Transaction:

(i)	the agreement entered into by and between Cryo International SAS and NHS Blood and Transplant (a UK special health authority), dated 9 April 2021, in respect of Cryo International SAS’ services;

(ii)	the agreement entered into by and between PDP Courier Services Limited and Thermo Fisher Scientific, Inc., dated 27 July 2022, in respect of PDP Courier Services Limited’s services (the unconditioned written waiver to be obtained from Thermo Fisher Scientific, Inc. in connection with such agreement being referred to as the “Thermo Fisher Waiver”);

(iii)	the lease agreement entered into by and between UP Arlington, LLC, as lessor and the US Target, as tenant, dated 23 September 2023 (as amended from time to time), relating to premises located 714 W Algonquin Road, Arlington Heights, Illinois 60005, USA;

(iv)	the lease agreement entered into by and between Unique Property Management, LLC, as lessor and the US Target, as tenant, dated 18 May 2023 (as amended from time to time), relating to premises located 7028 Kearny Drive, Huntington Beach, California 90248, USA; and

(v)	the sublease agreement entered into by and between Air Liquide Germany GmbH, as tenant and the German Target, as sub-tenant, dated 9 February 2021 (as amended from time to time), relating to premises located Schönauer Strasse 111 in 04207 Leipzig, Germany.

(b)	The Purchaser shall provide such cooperation and assistance as may reasonably be requested by the Sellers for such purpose, it being agreed that such cooperation shall not be construed as an obligation for the Purchaser to have to make any payment to obtain such waiver. For the avoidance of doubt, the obtaining of the above-mentioned waivers shall in no event be a condition to Closing, without prejudice to the fact that the Thermo Fisher Waiver shall be a closing delivery in accordance with the provisions of Article 7.2(b) and Schedule 7.2(b).

(c)	The Sellers shall keep the Purchaser regularly informed of the progress of (and, as the case may be, of any issue relating to) the obtaining of the consents and waivers referred to in paragraph (a) above and shall provide all relevant documents in relation thereto in draft and final forms reasonably in advance to allow the Purchaser to provide its comments and take into account the Purchaser’s reasonable comments and requests in respect thereto, provided, for the avoidance of doubt, that the disclosure of any information relating to the Purchaser or the Purchaser’s Group in connection with the obtaining of the above-mentioned waivers shall require the prior written approval of the Purchaser (not to be unreasonably withheld or delayed).

6.8	Long Form Partnership Agreement

(a)	The Parties shall negotiate and finalize in good faith the Long Form Master Partnership Agreement on the basis of the Short Form Master Partnership Agreement attached as Schedule 1(v) with the objective of entering into the Long Form Master Partnership Agreement no later than on Closing.

(b)	To that end, the Parties shall cooperate and exchange all relevant information to the effect of finalization the Long Form Master Partnership Agreement as soon as possible, and the Purchaser shall provide a first draft of the Long Form Master Partnership Agreement within twenty (20) Business Days of the date of this Agreement. In the event where the Long Form Master Partnership Agreement would not have been finalized and entered into on Closing, the Parties shall, and shall cause their Affiliates to, comply with the terms of the Short Form Master Partnership Agreement attached as Schedule 1(v), which will become binding among the parties thereto until the execution of the Long Form Master Partnership Agreement, which the Parties shall continue to negotiate in good faith with the objective of entering into the Long Form Master Partnership Agreement as soon as possible.

6.9	Tax matters

(a)	The Sellers shall, and shall cause its Affiliates (including the relevant Target Group Companies) to, use their best efforts to properly prepare and duly complete, prior to the Closing Date, (i) the DAS2 forms (x) for the financial year 2023 in respect of Cryo International and (y) for the financial year 2024 in respect of the French Target Group Companies, and (ii) the IFU forms for the financial year 2024 in respect of the French Target Group Companies.

7.	CLOSING

7.1	Date and Place

(a)	Closing shall take place on the date falling fifteen (15) Business Days after the date on which the last of the Conditions Precedent set out in Articles 5.1(a)(i) and 5.1(a)(ii) has been satisfied or waived, provided that at that time the Condition Precedent set out in Article 5.1(a)(iii) is also satisfied or waived, or on such other date as expressly agreed in writing amongst the Purchaser and the Sellers (the “Closing Date”) at the offices of Latham & Watkins in Düsseldorf (Germany) or at such other place as the Purchaser and the Sellers may agree upon in writing.

(b)	The Parties agree that, upon election of the Sellers or the Purchaser and to the extent possible under applicable Law, Closing may alternatively take place electronically, provided that the execution of any document required to be executed on the Closing Date be made electronically by means of a reliable identification process complying with the requirements of article 1366 et seq. of the French Civil Code (code civil).

(c)	In the event that the Closing cannot take place on the date determined in accordance with Article 7.1(a) because the Condition Precedent set out in Article 5.1(a)(iii) is not satisfied or waived at that date, the Closing shall take place on the date that is five (5) Business Days after the date on which the Condition Precedent set out in Article 5.1(a)(iii) is satisfied or waived, it being specified that the Condition Precedent set out in Article 5.1(a)(iii) shall be deemed satisfied if on the Business Day preceding the Closing Date, no Order binding and enforceable upon the Purchaser or any of the Sellers prohibiting or making illegal the Closing has been notified to the Purchaser and the Sellers. The Parties agree that in the event where the Condition Precedent set out in Article 5.1(a)(iii) is not satisfied or waived on or prior to the Long Stop Date (it being specified that its shall be deemed satisfied if on the Business Day preceding the Closing Date, no Order binding and enforceable upon the Purchaser or any of the Sellers prohibiting or making illegal the Closing has been notified to the Purchaser and the Sellers), each Party shall have the right to terminate this Agreement, it being agreed that such termination shall be without prejudice to the Parties’ rights accrued prior to such termination, including the Parties’ right to make any claim for breach of the Agreement having occurred prior to its termination.

7.2	Closing deliveries

(a)	On Closing, the Purchaser shall:

(i)	make, or cause the Target Group Companies to make, as applicable, the Closing Payments in accordance with Article 4.3 and provide evidence (such as SWIFT confirmations) of the full payment of the Closing Payments;

(ii)	deliver to the Sellers:

(A)	a written certificate confirming the fulfilment of the Conditions Precedent set forth in Articles 5.1(a)(i) and 5.1(a)(ii);

(B)	a duly executed copy of the Long Form Partnership Agreement to the extent finalized and agreed with the Sellers; and

(C)	a duly executed copy of the Master Transitional Services Agreement (including, for the avoidance of doubt, the TSAs).

(b)	On Closing, the Sellers shall deliver to the Purchaser (or make) all documents and items (or actions) respectively listed in Schedule 7.2(b).

7.3	Matters at Closing

(a)	All actions taken and all documents executed and delivered by the Parties at Closing in accordance with Article 7.2 shall be deemed to have been taken and executed simultaneously, and, therefore, no actions or proceedings shall be deemed taken nor any documents shall be deemed executed by any of the Parties or delivered until all have been taken, executed and delivered, and title to the Transferred Shares shall not be transferred to the Purchaser unless and until Closing actually takes places, it being specified that the closing deliveries and actions specified in Article 7.2(a) are for the benefit of the Sellers only and the closing deliveries and actions specified in Article 7.2(b) are for the benefit of the Purchaser only, and in each case may therefore be waived in whole or in part by their respective beneficiary.

7.4	Closing covenants

(a)	Intragroup Agreements

(i)	Except for the Intragroup Agreements listed in Schedule 7.4(a), the Sellers shall cause the parties to the Intragroup Agreements to (x) terminate (at no condition, cost or liability for the Target Group Companies) all Intragroup Agreements in accordance with their terms, with effect as from Closing, provided that, for the avoidance of doubt, such termination shall be without prejudice to all amounts owed, outstanding or due in the Ordinary Course of Business under such Intragroup Agreement to the relevant members of the Sellers’ Group or the Target Group Companies, as the case may be, for the period up to (and including) Closing (including any VAT arising on such amounts) (the “Closing Intragroup Receivables”), and (y) irrevocably waive and cause the Target Group Companies to irrevocably waive, with effect subject to and as from Closing, any rights, claims and remedies the parties to such Intragroup Agreements may have against any other party to the Intragroup Agreement with respect thereto, other than with respect to their settlement as provided for in paragraph (ii) below (each such waiver, a “Related Party Agreement Waiver”).

(ii)	The Sellers shall give notice to the Purchaser of the amount of the Closing Intragroup Receivables in the Pre-Closing Notice. The Closing Intragroup Receivables shall be settled in the Ordinary Course of Business as soon as possible as from the Closing Date and in any event within sixty (60) calendar days after Closing.

(b)	Intercompany Loans

(i)	The Sellers shall notify the Purchaser in the Pre-Closing Notice (i) the Intercompany Loans TGC Indebtedness (with the associated break-down per Intercompany Loan) and the Intercompany Loans SG Indebtedness (with the associated break-down per Intercompany Loan) and (ii) provide confirmation that, upon payment of the Intercompany Loans at Closing, (x) the Intercompany Loans shall be terminated and (y) the Target Group Companies shall be released from all of their obligations thereunder.

(ii)	In addition to the payment of the Aggregate Purchase Price on the Closing Date, the Purchaser shall repay, on behalf of the Target Group Companies, or make available to the relevant Target Group Companies the funds necessary for, and cause the Target Group Companies to complete, the repayment in full of, the Intercompany Loans TGC Indebtedness with value date (date de valeur) on the Closing Date, without any withholding or deduction and at no cost for the Sellers or the members of the Sellers’ Group.

(iii)	The Sellers shall procure that the relevant members of the Sellers’ Group (at the exclusion of the Target Group Companies) reimburse the Intercompany Loans SG Indebtedness to the relevant Target Group Companies with value date (date de valeur) on the Closing Date, without any withholding or deduction and at no cost for the Purchaser or the Target Group Companies.

(c)	Insurance

(i)	The Purchaser acknowledges that, as from the Closing Date, the Target Group Companies shall cease to be covered by the Sellers’ Group Insurance Policies. The Purchaser shall subscribe to relevant insurance policies so that, as of the Closing Date, the Group Companies shall be covered by insurance policies providing coverage that the Purchaser will deem appropriate for the Target Group Business. The Sellers shall use, and shall cause their Affiliates to use, their best efforts to cooperate with and provide assistance to the Purchaser between the date hereof and Closing with respect to the undertaking provided for in this Article 7.4(c) and with respect to any additional insurance policies the Purchaser wishes to subscribe for in respect of the Target Group Companies (or to cause the Target Group Companies to subscribe for with effect from or after Closing).

(ii)	For claims under the Sellers’ Group Insurance Policies made before 23:59 CET on the Closing Date (with respect to “claims made basis” policies) and events that occurred prior to 23:59 CET on the Closing Date (with respect to “occurrence basis” policies), the Target Group Companies will continue to benefit from the coverage of the Sellers’ Group Insurance Policies after Closing (such claims and events being referred altogether as the “Insurance Claims”).

(iii)	From Closing, such Insurance Claims will be handled, conducted and, as the case may be, settled by the Sellers in consultation with the Purchaser and, to the extent permitted by the relevant Sellers’ Group Insurance Policies, jointly by the Sellers and the Purchaser. Each of the Sellers and the Purchaser shall (and the Purchaser shall procure that the Target Group Companies shall) cooperate with the relevant members of the Sellers’ Group or the Purchaser’s Group (as the case may be) and provide such assistance as such members of the Sellers’ Group or Purchaser’s Group (as applicable) may reasonably request in connection with the institution, progress, conduct and (as the case may be) settlement and recovery of any such Insurance Claims. The Sellers shall keep the Purchaser reasonably informed in connection therewith and shall consult with the Purchaser and take into account the Purchaser’s comments in relation to any material actions or decisions to be taken in relation thereto.

(iv)	If and to the extent any Seller or any member of the Sellers’ Group receives any payment in respect of any Insurance Claim, such Seller shall, and shall cause such member of the Sellers’ Group to, remit such payment to the relevant Target Group Company as promptly as practicable, net of any deductible, excesses and reasonable out-of-pocket costs and expenses (including Tax) properly incurred by the relevant Seller or member of the Sellers’ Group as a result of the receipt of such payment.

(v)	Following Closing, the Sellers shall not (and shall cause their Affiliates not to) amend, terminate, extinguish liability under or otherwise modify any Sellers’ Group Insurance Policies to the extent that such action would reasonably be expected to adversely impact, in any material respect, the right or ability of the Target Group Companies to collect insurance proceeds in relation to any Insurance Claims issued within twelve (12) month following the Closing Date.

(d)	Sellers Encumbrances

(i)	The Sellers shall procure that, on Closing, the relevant members of the Sellers’ Group are released from all liabilities arising from any Encumbrances which members of the Sellers’ Group have provided to third parties in relation to any Target Group Companies as set forth in Schedule 7.4(d) (the “Sellers Encumbrances”).

(ii)	The Purchaser shall cooperate in good faith with the Sellers and provide such commercially reasonable assistance as such Sellers may reasonably request in order to obtain such release of the Sellers Encumbrances by using all reasonable endeavors, especially by seeking to provide appropriate guarantees to obtain the release of the Sellers’ Encumbrances.

(iii)	To the extent the Sellers fail to obtain the release of any Sellers Encumbrances prior to or on Closing, the Purchaser shall use all reasonable endeavours to obtain the release of such Sellers Encumbrances as soon as practicable after Closing. Pending such release, the Purchaser shall indemnify the Sellers and any member of the Sellers’ Group against all amounts paid by any of them pursuant to such Sellers Encumbrances in respect of any liability of the Target Group Companies which arises after Closing and relates to the period after Closing.

7.5	Termination right by the Purchaser

(a)	If the Sellers fail to comply with their obligations set out in Article 7.2(b) on the date set for Closing, the Purchaser shall then be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or pursue the specific performance of the Agreement (“exécution forcée”)), by written notice to the Sellers served after the date set for Closing:

(i)	to terminate this Agreement (except for the Surviving Provisions, which shall continue to apply) on the Closing Date (and on that date only) without liability on its part and without the need to serve a prior written notice (sans mise en demeure préalable);

(ii)	to effect Closing so far as practicable having regard to the defaults which have occurred and without limiting its rights under this Agreement; or

(iii)	to set a new date for Closing (not being more than fifteen (15) Business Days after the agreed date for Closing), in which case (x) all references in this Agreement to the “Closing Date” shall be understood as a reference to such new date set for Closing and (y) the provisions of Articles 7.2(b) and 7.3 shall apply to Closing as so deferred but provided such deferral may only occur once.

7.6	Termination right by the Sellers

(a)	If the Purchaser fails to comply with the provisions of Article 7.2(a) on the date set for Closing, the Sellers shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or pursue the specific performance of the Agreement (“exécution forcée”)), by written notice to the Purchaser served after the date set for Closing:

(i)	to jointly terminate this Agreement (except for the Surviving Provisions, which shall continue to apply) on the Closing Date (and on that date only) without liability on their part and without the need to serve a prior written notice (sans mise en demeure préalable);

(ii)	to effect Closing so far as practicable having regard to the defaults which have occurred and without limiting their rights under this Agreement; or

(iii)	to set a new date for Closing (not being more than fifteen (15) Business Days after the agreed date for Closing), in which case (x) all references in this Agreement to the “Closing Date” shall be understood as a reference to such new date set for Closing and (y) the provisions of Articles 7.2(a) and 7.3 shall apply to Closing as so deferred but provided such deferral may only occur once.

8.	FIGHT AGAINST MONEY LauNDERING AND TERRORISM FINANCING, ANTI-CORRUPTION AND sANCTIONS Regulations

8.1	Each Party represents it complies with, and has complied within the past five (5) years with, all (i) Fight Against Money Laundering and Financing of Terrorism Regulations, (ii) Anti-Corruption Regulations and (iii) Sanctions Regulations.

8.2	Each Party represents, pursuant to Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and Sanctions Regulations that:

(a)	he/she/it acts for his/her/its own benefit;

(b)	the origin of funds paid for any of the financial transactions provided in the Agreement is legal and does not come from (i) an activity contrary to Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and/or Sanctions Regulations or (ii) a Sanctioned Country;

(c)	he/she/it has not facilitated by any means the misleading justification of the origin of goods or income of the perpetrator of a crime or an offense which has brought him a direct or indirect profit, or provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offense or the financing of a terrorist activity.

8.3	Each Party undertakes to make available to the other Parties, as the case may be, any information that would be legally required in the future in the context of Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and Sanctions Regulations.

8.4	None of the Parties and, to each Party’s knowledge, none of its agents, representatives, managers, current employees, former employees, and any other persons authorized to act on its behalf is (i) currently targeted by, or subject to, Sanctions Regulations, and/or (ii) involved in activities that would be prohibited by Sanctions Regulations.

9.	Representations and warranties of the Purchaser

The Purchaser represents and warrants to the Sellers as follows, as at the date hereof and as at the Closing Date, as set forth below.

9.1	Organization, Authority and Validity

(a)	The Purchaser is a Besloten Vennootschap duly organized and validly existing under the laws of the Netherlands, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring. The Purchaser has the full capacity, corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate of the transactions contemplated herein.

(b)	The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the competent corporate bodies of the Purchaser, and no other corporate action on the part of the Purchaser is necessary to authorize the execution of this Agreement or the consummation of the transactions contemplated herein.

(c)	This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation on the Purchaser, enforceable against it in accordance with its terms. The individual signatory executing this Agreement in its name and on its behalf is duly authorized to act on its behalf. All other documents to be executed in accordance with this Agreement will be executed by a duly authorized representative of the Purchaser and will constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

9.2	No Conflict

Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated herein does or will:

(a)	conflict with or violate any provision of the Organizational Documents of the Purchaser;

(b)	violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of any contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound; or

(c)	subject to obtaining the Antitrust Clearance and the Required Governmental Authority Clearance, constitute a violation by the Purchaser or any of its Affiliates of any Laws or judgments.

9.3	Governmental consents

(a)	No consent, approval, authorization or order of, action by, filing with or notification to any Governmental Authority, except for the Antitrust Clearance and the Required Governmental Authority Clearance as set forth in Article 5, or other third party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to Closing in connection with: (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation by the Purchaser of any of the transactions contemplated herein.

(b)	The Purchaser hereby represents and warrants that, after having investigated the issue with its advisers on the basis of publicly available information and the information made available by the Targets for this purpose, neither itself nor any of its Affiliates is aware of any issue that may prevent the obtaining of the Antitrust Clearance or the Required Governmental Authority Clearances on or prior to the Long Stop Date.

9.4	Financing of the Transaction

The Purchaser with its Affiliates have and the Purchaser, alone, will have immediately available on an unconditional basis the sufficient cash resources required to meet in full its obligations under this Agreement, including the payment of the Closing Payments and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement.

9.5	Due Diligence

(a)	The Purchaser acknowledges it and its Representatives carried out independent and satisfactory due diligence in respect of the Target Group Companies, as the Purchaser has deemed necessary.

(b)	The Purchaser acknowledges that the representations, warranties and statements of the Sellers set forth in the Agreement supersede any and all earlier representations, warranties or statements made by the Sellers, any member of the Sellers’ Group, and any Target Group Companies regarding the Transferred Shares, any of the Target Group Companies or any of the transactions contemplated herein, and that the Sellers and any member of the Sellers’ Group shall have no liability in respect of any such earlier representations, warranties or statements. Except as expressly set forth in this Agreement, none of the Sellers or any member of the Sellers’ Group makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Shares, the Target Group Companies or any of the transactions contemplated herein (including as to the accuracy or completeness of any information reviewed by the Purchaser or its Representatives). In furtherance of the foregoing, and to the fullest extent permitted by applicable Law and without prejudice to any claim for fraud or willful misconduct (dol), the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1626, 1641 and 1643 of the French Civil Code (Code civil).

(c)	In connection with its investigations of the Target Group Companies, the Purchaser may have received from the Sellers, the Target Group Companies, and/or their respective Affiliates or Sellers’ Connected Persons certain projections and forecasts. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that it is familiar with such uncertainties.

(d)	Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that neither the Sellers nor any of their Affiliates nor any other person is making any representation or warranty whatsoever, express or implied beyond those expressly given in Article 10. The Purchaser further confirms that it is taking full responsibility for making its own evaluation of the Target Group Companies, and its historical, current and future financial position and business prospects.

10.	Representations and warranties of the SellerS

Each of the Sellers hereby represents and warrants to the Purchaser, as of the date hereof and on the Closing Date (except where the warranty is granted at a specific date), as set forth below:

10.1	Organization, authority and validity

(a)	Each of the Sellers is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring.

(b)	Each Seller has the full capacity, power and authority to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated herein and has obtained all necessary consents and authorizations required to be obtained by it to perform this Agreement and no other corporate action on its part is necessary to authorize the execution of this Agreement or the completion of any of the transactions contemplated therein.

(c)	This Agreement has been duly executed by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms. The individual signatory executing this Agreement in its name and on its behalf is duly authorized to act on such Sellers’ behalf. All other documents to be executed in accordance with this Agreement will be executed by a duly authorized representative of each relevant Seller and will constitutes a legal, valid and binding obligation of each relevant Seller, enforceable against it in accordance with its terms.

(d)	Neither the entering into this Agreement, nor the performance by each Seller of its obligations hereunder, nor the consummation of the transactions contemplated herein (i) does or will conflict or violate any provision of its Organizational Documents, (ii) breaches, conflicts with, or results in the breach of, any material contract to which such Seller is party, or (iii) constitutes a breach by such Seller of any Law applicable to it.

10.2	Transferred Shares

(a)	The US Target Shares represent all the securities issued by the US Target, the Spanish Target Shares represent all the securities issued by the Spanish Target, the French Target Shares represent all the securities issued by the French Target, and the German Target Shares represent all the securities issued by the German Target, and none of the Targets has resolved on, created, issued or allotted any other securities, including securities convertible into or exchangeable for shares of the Targets or any other instruments (including in the form of options) giving the right to purchase, subscribe for, or otherwise acquire shares of the Targets, and there is no agreement for the Targets to issue other securities. No person has the right (exercisable now or in the future and whether or not contingent) to call for the issue or transfer of any share of the Targets and none of the Sellers is a party to any agreement pursuant to which it would be required to assign or otherwise dispose of any of the Transferred Shares issued by the Targets, other than pursuant to the provisions of this Agreement.

(b)	US Seller is the sole owner of all of the US Target Shares and such US Target Shares constitute the whole of the issued and outstanding share capital of the US Target and are fully paid up, validly issued and free and clear from any Encumbrance.

(c)	NL Seller is the sole owner all of the French Target Shares and the Spanish Target Shares and such French Target Shares and Spanish Target Shares constitute, respectively, the whole of the issued and outstanding share capital of the French Target and Spanish Target and are fully paid up, validly issued and free and clear from any Encumbrance.

(d)	German Seller is the sole owner all of the German Target Shares and such German Target Shares constitute the whole of the issued and outstanding share capital of the German Target and are fully paid up, validly issued and free and clear from any Encumbrance.

10.3	Target Group Companies

(a)	Each Target and its respective Subsidiaries are validly incorporated, in existence and duly registered under the Laws of their respective registration or incorporation jurisdiction and has all requisite corporate power and authority to own its assets and conduct its business as it has been and is now being conducted or presently proposed to be conducted.

(b)	On the date hereof, Schedule (B) sets forth a true and complete list of the Subsidiaries and, for each Subsidiary, the number and type of securities issued by each Group Company, the percentage of the total issued and outstanding share capital and voting rights held, directly or indirectly, by the relevant Target Group Company in such Subsidiary.

(c)	Other than as set out in Schedule (B), there are no securities issued by any Target Group Company giving access, immediately or in the future, to the share capital and/or voting rights of such Target Group Company and none of the Target Group Companies has resolved on, created, issued or allotted any other securities, including securities convertible into or exchangeable for shares of the Target Group Companies or any other instruments (including in the form of options) giving the right to purchase, subscribe for, or otherwise acquire shares of the Target Group Companies, and there is no agreement for the Target Group Companies to issue other securities. No person has the right (exercisable now or in the future and whether or not contingent) to call for the issue or transfer of any share of the Target Group Companies and none of the Sellers is a party to any agreement pursuant to which it would be required to assign or otherwise dispose of any of the securities issued by the Target Group Companies, other than pursuant to the provisions of this Agreement.

(d)	No Encumbrance has been created and no commitment has been given to create an Encumbrance affecting the securities of any Target Group Company and no person has claimed any rights in connection therewith.

(e)	None of the Target Group Companies owns any equity interest or voting right in any person other than the persons listed in Schedule (B), it being specified that the French Target holds (i) 100.000 ordinary shares of Cryoport France and (ii) one share of JA8, all of which shall be transferred to the NL Seller prior to Closing as part of the Carve-Out to be implemented in accordance with Article 6.2.

(f)	Schedule 6.2(b) sets forth a true and complete list of the Subsidiaries as of Closing and following completion of the Carve-Out, and none of the Target Group Companies shall hold, directly or indirectly, any other shareholdings or interest in any person other than the entities listed in Schedule 6.2(b).

(g)	The Target Group Companies are not insolvent (en état de cessation de paiements), nor subject to any Bankruptcy Proceedings and no facts exist nor any petition, request or filing has been made that would result in any such event occurring.

10.4	Business representations and warranties

(a)	Each Seller represents and warrants to the Purchaser, and subject to the terms and conditions of this Agreement that the representations set forth in Schedule 10.4 (the “Business Representations”) are true and accurate in all respects, as of the date hereof and as of the Closing Date (except for such representations and warranties which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such a date only).

(b)	The Parties acknowledge and accept that, from the date hereof to the Closing Date, each of the Sellers shall be authorised to update the Business Representations in connection with facts, events or circumstances occurring between the date hereof and Closing, by amending (or providing additional) Appendixes to Schedule 10.4 (the “Update”) and, in particular, shall address a Bring Down of Disclosures Certificate to the Purchaser.

10.5	No other representations or warranties

(a)	Except for the representations and warranties contained in this Article 10, neither the Sellers nor their Affiliates, nor any other person makes any other express or implied representation or warranty with respect to the Target Group Companies or the Transaction.

(b)	In particular, the investment structure retained by the Purchaser and the financing thereof shall be the sole and exclusive responsibility of the Purchaser and its shareholders, notwithstanding any discussions, exchange of information or advice between the Purchaser, its shareholders, their advisors and the Target Group Companies, the Sellers and their advisors.

11.	Refund by the SellerS

11.1	Refund principles

(a)	As from Closing, and subject to the provisions of this Agreement, the Sellers acting jointly (agissant solidairement) undertake to refund the Purchaser for any Loss incurred by the Purchaser or the Target Group Companies in connection with any breach or inaccuracy of the representations and warranties made by each Seller in Article 10.

(b)	Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations or warranties, the Sellers’ liability may only be sought once in respect of the same Loss. In addition, no Loss shall result in a refund by the Sellers under this Article 11 to the extent that any such Loss is a Leakage having resulted in a repayment pursuant to Article 4.2.

(c)	The Parties hereby agree that any payment paid by the Sellers under this Article 11 shall be deemed to constitute a reduction to the portion of the Aggregate Purchase Price received by the Sellers and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

11.2	General provisions

(a)	Except to the extent of any fraud or intentional misrepresentation on the part of the Sellers, any matter Fairly Disclosed to the Purchaser in this Agreement, in the Data Room Information or in the Updates shall constitute an exception to the statements set out in Schedule 10.4. As a consequence, the Purchaser shall not be entitled to make any Claim for, and the Sellers shall have no liability for, any breach or inaccuracy of the representations and warranties made by each Seller in Schedule 10.4 in respect of any fact, event or circumstance or any information, matter or risk Fairly Disclosed in this Agreement or the Data Room Information.

(b)	The Sellers shall not be liable under this Article 11.2 in respect of any Loss relating to, and incurred by, a Target Group Company if such Target Group Company is no longer Controlled by the Purchaser save for such Loss for which a Claim Notice has been served prior to such change of Control.

(c)	No Loss shall result in a refund by the Sellers to the extent that any such Loss or any part thereof results from:

(i)	any alteration to or enactment of any Law which was announced or enacted after the Closing Date or change in interpretation on the basis of case law or change in Accounting Principles (even if such alteration or enactment has a retroactive effect);

(ii)	the withdrawal or amendment of or change to any written agreement or administrative arrangements with the Target Group Companies previously made by any Governmental Authority and in force at the date of this Agreement (even if such withdrawal, amendment or change has a retroactive effect);

(iii)	any act or omission of any member of the Sellers’ Group or a Target Group Company prior to Closing taken at the written request of or with the written consent of the Purchaser.

(d)	The liability of the Sellers shall be reduced by:

(i)	the amount, if any, by which any Tax which would otherwise be payable by the Purchaser or a Target Group Company, is reduced or extinguished or of any relief, as a result of the fact or circumstance giving rise to the Claim to the extent that (i) such reduction, extinction or relief effectively occurs in the same fiscal year as the one of the occurrence of a Loss or in the next fiscal year and (ii) such Tax saving results in an actual cash saving for the Purchaser or the Purchaser’s Group in respect of such fiscal year, excluding thus, for avoidance of doubt, any creation or increase of carry-forward tax losses;

(ii)	the amount of any reserve, provision or other liability included in the EV to Equity Bridge to the extent it relates directly to the matter, event or circumstance which gave rise to the Loss; and

(iii)	(A) the amount of any refund of a portion of the Aggregate Purchase Price, insurance (excluding the W&I Policy), payment, discount or other recovery from a third party (including a Tax Authority but excluding the W&I Insurer), effectively paid to, or recovered by, a Target Group Company or the Purchaser’s Group with respect to the matter, event or circumstance which gave rise to such Loss, less (B) any costs or expenses incurred to recover such refund and any Taxes borne as a result of the receipt of such refund.

11.3	Conduct of Claims

(a)	If the Purchaser, any of its Affiliates or a Target Group Company becomes aware of any fact, matter or circumstance that may give rise to a Claim against any of the Sellers under this Article 11, notice of that fact, matter or circumstance shall be given to the relevant Seller as soon as reasonably possible, and in any event within twenty (20) Business Days at the latest (the “Claim Notice”), provided that the failure or delay by the Purchaser, its Affiliates or the Target Group Company to provide any such Claim Notice shall not render the Claim Notice invalid, however it shall reduce the amount for which the Purchaser may claim to the extent any delay in the delivery of the Claim Notice has prejudiced the Sellers hereunder, including the right to contest, defend or mitigate the liability in respect of which a Claim is made.

(b)	The Claim Notice must specify (i) the representations and warranties set forth in Article 10 which are alleged to have been breached, (ii) the fact, matter or circumstance which gives rise to the Claim, (iii) the nature of the alleged Loss and (iv) if available, the amount claimed in respect thereof setting forth the Purchaser’s calculation of the alleged Loss (such amount shall be provided as soon as it is determined if not known at the time of the Claim Notice).

11.4	Limitations on Claims

(a)	Time limits

No Claim shall give rise to an indemnification obligation if the Claim Notice of such Claim is made to the Sellers later than:

(i)	a period of six (6) months after the expiration of the relevant statute of limitations with regards to the representations and warranties set forth in Articles and 10.1, 10.2, 10.3 (the “Fundamental Representations”) and the Tax Representations; and

(ii)	a period of twenty-four (24) months from the Closing Date with regards to the Business Representations (save for the Tax Representations), (the “Expiry Date”).

(b)	Financial limits

(i)	With regards to the Fundamental Representations, the maximum aggregate liability of the Sellers in respect of all Claims (including any costs and expenses payable by the Sellers in connection with such Claims) shall not in any case exceed the Aggregate Purchase Price.

(ii)	With regards to the Business Representations, the maximum aggregate liability of the Sellers in respect of all Claims (including any costs and expenses payable by the Sellers in connection with such Claims) shall not exceed EUR 1 (the “Cap”), save in the case of fraud or willful misconduct (dol).

11.5	Third-Party Claim

In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser or any member of the Purchaser’s Group which is reasonably likely to result in a claim against any of them (a “Third-Party Claim”) and which, in turn, is reasonably likely to result in a Claim, the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the concerned Seller specifying in reasonable detail the material aspects of the Third Party Claim and shall keep the relevant Seller promptly informed of the progress of the Third Party Claim.

11.6	Payments

(a)	The payment of any sum due by a Seller to the Purchaser under this Article 11 shall be made within thirty (30) days as from the date upon which the amount of the relevant Seller’s liability to the Purchaser shall have been determined pursuant to either (i) an amicable written settlement between the Purchaser and the concerned Sellers, or (ii) an enforceable decision of a court of competent jurisdiction (“décision exécutoire”).

(b)	If a Seller pays an amount in discharge of any Claim under this Agreement and the Purchaser or a Target Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same Loss (including, for the avoidance of doubt, insurance receipt), the Purchaser shall promptly pay in cash on behalf of itself or of the Target Group Companies, as the case may be, to the relevant Seller the amount so recovered (up to the amount previously paid by the relevant Seller to the Purchaser).

11.7	Articulation of remedy

Except in the event of fraud or willful misrepresentation (dol), the refund provisions provided for under Article 11 shall be the exclusive remedy of the Purchaser against the Sellers in respect of any breach of the representations and warranties set forth in Article 10. In each case the Purchaser can only be indemnified up to the amount of a given Loss, subject to the financial limits provided in Article 11.4. To the fullest extent permitted by applicable Law and without prejudice to any claim for fraud or willful misrepresentation (dol), the Purchaser hereby waives the benefit of any warranties generally available to purchasers under applicable Law, including under Articles 1641 and 1643 of the French Civil Code and any other claims, causes of actions or other rights it may have, including any rights to the rescission (nullité).

11.8	W&I Policy

(a)	At the latest within five (5) Business Days following the date hereof, the Purchaser shall enter into an insurance policy for its benefit to cover Losses arising out of, or as a result of, any inaccuracy or breach of, and Claim under, any of the Business Representations set out in Schedule 10.4 (the “W&I Policy” and the relevant insurance provider(s) as identified therein, the “W&I Insurer”).

(b)	Except in case of fraud or willful misrepresentation (dol), the Purchaser:

(i)	undertakes not to make, and waives any and all rights it may have to make, any Claim for an inaccuracy or breach of any of the Business Representations against the Sellers in excess of the Cap, notwithstanding: (A) any non-payment under the W&I Policy, whether as a result of an exclusion in the W&I Policy or in accordance with the terms thereof or otherwise; (B) any expiry or termination of the W&I Policy whether by reason of lapse of time or otherwise; or (C) the insolvency of the W&I Insurer.

(ii)	shall ensure that the W&I Policy contains an express and irrevocable waiver by the W&I Insurer of all rights of subrogation against the Sellers and their Affiliates in relation to any Claim arising out of, or as a result of, any inaccuracy or breach of the Business Representations, other than in the event of fraud or willful misconduct (“dol”).

(c)	The Purchaser shall not:

(i)	agree to any amendment, variation or waiver of the waiver referred to in paragraph (b)(iii) above (or do anything which has a similar effect) without the prior written consent of the US Seller; or

(ii)	novate, or otherwise assign, its rights with respect to the waiver referred to in (b)(iii) above (or do anything which has similar effect) or do anything which causes the waiver referred to in paragraph (b)(iii) above not to have full force and effect in accordance with its terms.

(d)	The Purchaser shall be responsible for paying the premiums, commissions, fees, Taxes and other costs and expenses of procuring and maintaining the W&I Policy and the Purchaser acknowledges and agrees that no Seller shall be liable to pay any excess or any of the costs and Taxes relating to the W&I Policy.

(e)	The Sellers shall, and shall procure that the Target Group Companies and their Representatives, cooperate and provide information reasonably required by the Purchaser in connection with the negotiation and implementation of the W&I Policy, including the delivery of any disclosure letter to reflect any fact, matter or circumstances which occurred until two (2) Business Days before (x) the date on which the W&I Policy is entered into and (y) the Closing Date. For the avoidance of doubt, the W&I Policy shall cover any fact, matter or circumstances occurring as from the date of this Agreement and until Closing (the “Interim W&I Period”) and set out in the abovementioned disclosure letter and/or in the Updates; provided that (i) the portion of the W&I Policy premium attributable to the Interim W&I Period up to the Target Closing Date (the “Interim W&I Premium”) shall reduce the Aggregate Purchase Price and (ii) the final amount of the Interim W&I Premium shall be notified by the Purchaser to the Sellers no later than twelve (12) Business Days prior to the Closing Date.

12.	US SELLER Guarantee

(a)	The US Seller irrevocably and unconditionally:

(i)	guarantees to the Purchaser the full and punctual payment, discharge, and performance when and as due of all present and future obligations, liabilities, commitments and undertakings (in each case whether actual or contingent) of the Sellers to the Purchaser under or in connection with this Agreement or the transactions contemplated hereunder (each, a “Seller Guaranteed Obligation”); and

(ii)	undertakes that if any amount guaranteed by this Section 12 is not paid by the relevant Seller when due under or in connection with a Seller Guaranteed Obligation, it will pay the Purchaser, upon first request of the Purchaser, whatever amount or amounts are equal to what the Purchaser would have received if the Seller Guaranteed Obligation had been performed by the relevant Seller.

(b)	The US Seller hereby irrevocably and expressly undertakes:

(i)	not to exercise any rights which it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Civil Code and under article 2309 of the French Civil Code; and

(ii)	not to exercise, prior to the full satisfaction of any Seller Guaranteed Obligation, any actions, recourse (including under article 2305 et seq. of the French Code Civil) or rights (including any rights of subrogation) which it may have against the other Sellers as a result of this guarantee.

13.	Termination

13.1	Termination events

(a)	This Agreement may be terminated, and the transactions contemplated herein may be disregarded, at any time prior to Closing:

(i)	by the mutual written consent of the Purchaser and the Sellers;

(ii)	by either of the Purchaser or the Sellers acting jointly, in accordance with Article 5.3(b);

(iii)	by either of the Purchaser or the Sellers acting jointly, in accordance with Article 7.1(c);

(iv)	provided that the Conditions Precedent set forth in Article 5.1 are either satisfied (and remain satisfied) or validly waived, by the Purchaser upon written notice served to the Sellers, in accordance with Article 7.5; or

(v)	provided that the Conditions Precedent set forth in Article 5.1 are either satisfied (and remain satisfied) or validly waived, by the Sellers upon written notice served to the Purchaser, in accordance with Article 7.6, in each case without the need for a prior notice (“mise en demeure préalable”).

13.2	Effect of Termination

In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties; provided that this Article 13.2 and the Surviving Provisions, shall survive any termination of this Agreement; provided further, however, that no such termination shall relieve any Party hereto from any liability or damages resulting from a breach by such Party of any of its obligations set forth in this Agreement.

14.	Post-CLOSING obligations

14.1	Access to Books and Records

(a)	In the event that a Seller (or its Representatives appointed as directors or corporate officers) or any Affiliates of such Seller is subject to any investigation by or demand from authorities (whether governmental or otherwise, whether relating to Tax matters or otherwise) or involved in any claim or Legal Proceedings, the Purchaser shall, from the Closing Date and until the later of (i) the fifth (5th) anniversary of the Closing Date or (ii) with respect to Tax matters, until two (2) months after the expiration of the relevant statute of limitations, at the request of such Seller upon reasonable notice, grant access to, and shall procure (to the extent of its powers) that the relevant Target Group Companies grant access to such Seller to, and provide copies of, the Books and Records of the relevant Target Group Companies for periods prior to and including the Closing Date, provided however that (i) any such access shall be granted during the relevant Target Group Companies’ business hours and shall not unreasonably interfere with the operations of the relevant Target Group Companies as may be then conducted, and that (ii) the concerned Seller or its Affiliates shall reimburse the Purchaser or the relevant Target Group Companies for all reasonable out of pocket and expenses incurred in relation to such access; provided that the Purchaser may refuse access to such Books and Records as provided under this Article 14.1 if such access is reasonably expected (i) to be contrary to any applicable Law, or result in a waiver of any privilege attaching to any documents, correspondences or other information, (ii) to cause significant disruption to the business activities of the Target Group Companies, or (iii) to materially damage the Target Group Companies, whether as a result of monetary damage or otherwise.

(b)	The Purchaser agrees not to, and to cause its Affiliates and the relevant Target Group Companies not to, destroy or otherwise dispose of Books and Records relating to the Target Group Companies for the period prior to Closing before the expiry of a thirty (30)-day period following the expiration of the applicable statute of limitation requiring the relevant entity to keep such Books and Records, without the prior written consent of the Sellers.

14.2	Former directors of the Target Group Companies

(a)	The Purchaser shall not, and shall cause its Affiliates and the Target Group Companies not to, claim against any former or current director or corporate officers of the Target Group Companies (including those resigning on the Closing Date) with respect to the performance of their duties as director or corporate officers or any management decisions adopted by the Target Group Companies prior to the Closing Date or otherwise seek the liability of any such director or member of any corporate officer in that respect, save in case of fraud, willful misconduct (dol) or criminal offence.

(b)	The Purchaser shall (to the extent of its powers) cause a shareholders’ meeting or other relevant corporate body of the Target Group Companies, to be held on or as soon as possible after the Closing Date, to approve and/or acknowledge the resignation of the directors and corporate officers referred to in Schedule 7.2(b). The Purchaser shall also procure that the formalities relating to such resignations be carried out as soon as possible after the Closing Date.

14.3	No recourse against the Target Group Companies

The Sellers represent, on their own behalf and on behalf of their Affiliates, that they have no claim against the Target Group Companies. Any and all potential claims against the Target Group Companies (whether known at the date hereof or not) for any facts or matters which occurred prior to the Closing are hereby waived unconditionally and irrevocably by the Sellers, acting on their own behalf and on behalf of their Affiliates.

14.4	No Recourse against Non-Parties

(a)	All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the persons that are expressly identified as parties hereto.

(b)	No person who is not a named party to this Agreement, including without limitation the Target Group Companies or any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, adviser or Representative of any named party to this Agreement (the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

(c)	No individual who in his capacity as agent, legal representative or otherwise, signs this Agreement or any agreement, certificate or other document in relation therewith on behalf of any Party hereto (a “Non-Party Individual”) shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or any agreement, certificate or other document in relation therewith, or for any claim based on, in respect of, or by reason of this Agreement or any agreement, certificate or other document in relation therewith, or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Individual. Non-Party Individuals are expressly intended as third-party beneficiaries of this provision of this Agreement.

14.5	Non-solicit, non-compete and non-disparagement

(a)	Non-compete

(i)	In consideration of the sale of the Transferred Shares, for a period of three (3) years following the Closing Date (the “Non-Compete Period”), the Sellers’ Group shall not, directly or indirectly through any of its Affiliates, alone or in association with, for itself or on behalf of any other person, firm, corporation, or business entity, either as principal, partner, manager, advisor, consultant, shareholder, joint-venture partner, agent or in any other capacity whatsoever, carry on, conduct, be engaged, concerned or interested in, own, manage, operate, control, participate in, or be connected with the ownership, management, operation, or control of any activities or business that competes with the Target Group Business.

(ii)	By way of exception to the above, the Sellers’ Group shall not be prohibited from (a) using third parties to provide freight forwarding and specialty courier services, or (b) providing Cryoshuttle Services to its customers in conjunction with the provision of Cryoport’s Products and Services.

(iii)	The non-compete undertaking set forth above shall apply to and from the Restricted Territories.

(b)	Non-solicit

(i)	During the Non-Compete Period, the Sellers’ Group shall not, either for itself or any other person, directly or indirectly through any of its Affiliates, offer to employ, seek to entice away, solicit or induce to enter into any written or oral agreement, arrangement or understanding regarding employment or retention of, or otherwise contract for the services of or engage, any officer, director or employee of the Target Group.

(ii)	The non-solicit undertaking set forth above shall apply to and from the Restricted Territories.

(iii)	The non-solicit undertaking set forth above shall not apply to any officer, director or employee of the Target Group who had ceased to be a director, officer or an employee of the Target Group for a period of at least six (6) months at the time of the commencement of employment discussions with any Seller or any member of a Sellers’ Group without any form of approach or solicitation by or on behalf of any member of the Sellers’ Group; it being provided that this undertaking shall not apply to any bona fide general and non-targeted solicitations or public advertisement made in the ordinary course of business.

(c)	Non-disparagement

The Sellers agree not to issue any prejudicial opinion or comment, whether public or private, on the activities, the business, the know-how, the projects and products, clients, strategy, financial or trading situation of the Target Group Companies.

14.6	Wrong pocket and liabilities

(a)	For a period of twelve (12) months after the Closing Date, in case (x) any asset, the benefit of any contract, right, receivable or claim, whether tangible or intangible, real or personal, movable or immovable, or (y) any liability, irrespective as to whether arising before, on or after Closing, direct or indirect, know or unknown, accrued or fixed, absolute or contingent, matured, determined or determinable, is predominantly related to the Target Group Business (a “Missing Business Asset or Liability”) and has not been included in the Separation or is found to have been retained by any member of the Sellers’ Group (other the Target Group Companies), the Sellers, acting jointly, shall transfer or procure the transfer of such Missing Business Asset or Liability to the relevant Target Group Company as the Purchaser may direct, on or after Closing, at no cost for the Purchaser, and the Parties shall, as soon as reasonably practicable, execute such documents and do such acts as may be necessary to procure such transfer for no consideration, provided that (i) the structure of the transfer of the Missing Business Asset or Liability to be agreed between the Parties shall be the most efficient structure for the relevant Seller (or its Affiliates), the Purchaser’s Group and the relevant Target Group Company, taking into account legal and Tax constraints, and (ii) the Sellers shall bear any Taxes incurred by the Purchaser’s Group or the relevant Target Group Company as a result of the transfer of the Missing Business Asset or Liability.

(b)	Pending such transfer, the Missing Business Asset or Liability shall be held by the relevant member of the Sellers’ Group as agent of and (to the extent possible under applicable Law) trustee for the Purchaser in order to ensure that any profits, losses, rights and liabilities incurred in connection with such Missing Business Asset or Liability will ultimately be transferred to the relevant Target Group Company as the Purchaser may direct. Pending such transfer, the relevant member of the Sellers’ Group grants to the relevant Target Group Company an exclusive, royalty-free, worldwide, sub-licensable, assignable right and license to use and exploit the relevant Missing Business Asset or Liability for any purpose, and the license shall automatically expire upon the completion of the transfer of the relevant Missing Business Asset or Liability. During such period, the economic benefit as well as the economic risk of such Missing Business Asset or Liability shall be deemed transferred to the relevant Target Group Company as if the Missing Business Asset or Liability had been legally transferred to such Target Group Company at Closing; therefore the latter shall hold harmless the relevant Seller or its relevant Affiliate for any Loss (including payment obligations, liabilities, claims, damages or any reasonable and duly justified costs or expenses) in relation thereto.

(c)	For a period of twelve (12) months after the Closing Date, in case (x) any asset, the benefit of any contract, right, receivable or claim, whether tangible or intangible, real or personal, movable or immovable, or (y) any liability, irrespective as to whether arising before, on or after Closing, direct or indirect, know or unknown, accrued or fixed, absolute or contingent, matured, determined or determinable, is predominantly related to the Sellers’ Group Business (an “Excluded Business Asset or Liability”) and has been included in the Separation or is found to have been retained by any Target Group Company, the Purchaser and the relevant Target Group Company, acting jointly, shall transfer or procure the transfer of such Excluded Business Asset or Liability to the relevant member of the Sellers’ Group on or after Closing, at no cost for the Purchaser, and the Parties shall, as soon as reasonably practicable, execute such documents and do such acts as may be necessary to procure such transfer for no consideration, provided that (i) the structure of the transfer of the Excluded Business Asset or Liability to be agreed between the Parties shall be the most efficient structure for the relevant member of the Sellers’ Group, the Purchaser’s Group and the relevant Target Group Company, taking into account legal and Tax constraints, and (ii) the Sellers shall bear any Taxes incurred by the Purchaser’s Group or the relevant Target Group Company as a result of the transfer of the Excluded Business Asset or Liability.

(d)	Pending such transfer, the Excluded Business Asset or Liability shall be held by the relevant Target Group Company as agent of and (to the extent possible under applicable Law) trustee for the relevant member of the Sellers’ Group in order to ensure that any profits, losses, rights and liabilities incurred in connection with such Excluded Business Asset or Liability will ultimately be transferred to the relevant member of the Sellers’ Group as the Sellers may direct. Pending such transfer, the relevant Target Group Company grants to the relevant member of the Sellers’ Group an exclusive, royalty-free, worldwide, sub-licensable, assignable right and license to use and exploit the relevant Excluded Business Asset or Liability for any purpose, and the license shall automatically expire upon the completion of the transfer of the relevant Excluded Business Asset. During such period, the economic benefit as well as the economic risk of such Excluded Business Asset or Liability shall be deemed transferred to the relevant member of the Sellers’ Group as if the Excluded Business Asset or Liability had been legally transferred to such member of the Sellers’ Group at Closing, therefore the latter shall hold harmless the relevant Target Group Company for any Loss (including payment obligations, liabilities, claims, damages or any reasonable and duly justified costs or expenses) in relation thereto.

(e)	If, at or after Closing, any member of the Sellers’ Group receives any payment that is attributable to any Target Group Company or the Target Group Business, the Sellers, acting jointly, shall promptly pay or procure that the relevant member of the Sellers’ Group promptly pays a sum equal to such payment to the relevant Target Group Company.

(f)	If, at or after Closing, any Target Group Company receives any payment that is attributable to any member of the Sellers’ Group or their business, the Purchaser shall promptly pay or procure that the relevant Target Group Company promptly pays a sum equal to such payment to the relevant member of the Sellers’ Group.

14.7	Entity Classification Election

Unless the Sellers deliver to the Purchaser timely written notice of a request not to make an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Spanish Target, French Target and/or German Target (or any of their respective Subsidiaries) as an entity disregarded as separate from its owner for U.S. federal income tax purposes (an “Entity Classification Election”), the Purchaser shall timely file an Internal Revenue Service Form 8832 for each of the Spanish Target, French Target, German Target, and all of their respective Subsidiaries, effective the date that is two calendar days after the Closing Date (or other date if agreed to by the Parties), with the Internal Revenue Service if such Entity Classification Election is permitted by applicable Law. Notwithstanding the foregoing, the Parties agree and acknowledge that no Entity Classification Election shall be made for CRYOPDP K.K. or CRYOPDP GK. The Sellers shall be responsible for, and shall indemnify and hold the Purchaser harmless against, any and all US Taxes or other reasonable incremental costs and expenses, including any reduction in or loss of any Tax asset for US income tax purposes, arising from or attributable to the Entity Classification Election(s) (calculated on a “with” and “without” basis). Purchaser shall not be required to make an Entity Classification Election with respect to any Target Group Company that was subject to a Requested Section 338 Election pursuant to Article 14.8. If a valid Entity Classification Election is filed, the Purchaser and its Affiliates shall (and shall cause the applicable Target Group Company to) file applicable Tax Returns consistent with the treatment of the applicable Target Group Company as an entity disregarded as separate from its owner for US federal income tax purposes and shall take no position contrary thereto in connection with any Tax audit, Tax review or Tax litigation relating thereto; provided that this Article 14.7 shall not prohibit the Purchaser (or any of its Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of any Entity Classification Election, and none of them shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the any Entity Classification Election.

14.8	Section 338 Elections

(a)	If the Sellers deliver to the Purchaser timely written notice of a request to make an election under (x) Section 338(g) of the US Code (and any comparable elections under US state or US local Tax Law) with respect to Spanish Target, French Target or German Target (or any of their respective Subsidiaries) or (y) Section 338(h)(10) of the US Code (and any comparable elections under US state or US local Tax Law) with respect to US Target (each, a “Requested Section 338 Election”, and collectively, the “Requested Section 338 Elections”), then, subject to the other provisions of this Article 14.8, the Purchaser shall make, or join the applicable Seller in making, as applicable, such Requested Section 338 Election. The Sellers shall be responsible for, and shall indemnify and hold the Purchaser harmless against, any and all US Taxes or other reasonable incremental costs and expenses, including any reduction in or loss of any Tax asset for US income tax purposes, arising from or attributable to the Requested Section 338 Elections (calculated on a “with” and “without” basis). Purchaser shall not be required to make a Requested Section 338 Election with respect to any Target Group Company that was subject to an Entity Classification Election pursuant to Article 14.7.

(b)	The Sellers shall prepare all Section 338 Forms in accordance with applicable Tax Laws and shall deliver a draft of such Section 338 Forms to the Purchaser for its review and comment at least forty-five (45) days prior to the date such Section 338 Forms are required to be filed under applicable Tax Laws. The Sellers shall make any changes to such forms reasonably requested by the Purchaser in writing. At least ten (10) days prior to the date such Section 338 Forms are required to be filed under applicable Tax Laws, the Sellers shall deliver Section 338 Forms in execution form to the Purchaser (revised to reflect the Purchaser’s reasonable comments, if applicable); provided that, for the avoidance of doubt, in the case of an election under Section 338(h)(10) of the US Code (and any comparable elections under US state or US local Tax Law) with respect to US Target, the revised Section 338 Forms shall be duly executed by the applicable Seller. Subject to the Purchaser’s timely receipt of finalized and executed Section 338 Forms from the Sellers, the Purchaser shall timely file all such Section 338 Forms in accordance with applicable Tax Laws.

(c)	With respect to each Target Group Company for which a Requested Section 338 Election is made, the Purchaser shall prepare a determination of the “aggregate deemed sales price” (as defined in the applicable Treasury Regulations under Section 338 of the US Code) and a proposed allocation of the aggregated deemed sales price among the assets of such Target Group Company which shall be prepared in accordance with Section 338 of the US Code, the Treasury Regulations thereunder and the methodology set forth in Schedule 14.8 (the “Initial Allocation”). The Purchaser shall deliver the Initial Allocation to the Sellers as soon as practicable after the Closing. The Sellers shall within thirty (30) days of receipt of the Initial Allocation notify the Purchaser in writing of any objections the Sellers have to the Initial Allocation. Unless the Sellers timely object in writing to the Initial Allocation, the Initial Allocation shall be deemed to be accepted and agreed to by the Sellers. The Purchaser and the Sellers shall act in good faith and reasonably cooperate to resolve any disagreements over the Initial Allocation. In the event that the Purchaser and the Sellers cannot agree on a mutually satisfactory allocation within twenty-one (21) days after delivery of any objection by the Sellers, then the Purchaser and the Sellers shall refer the matters in dispute to a mutually agreed independent accounting firm selected by the Purchaser and the Sellers to resolve only those items that then remain in dispute at the end of such period; provided that in no case shall such independent accounting firm review or propose any resolution for any other matters. The Purchaser and the Sellers shall instruct such independent accounting firm to resolve such disputed items as promptly as practicable and in accordance with Schedule 14.8, and in any event within ninety (90) days after the date on which such dispute is referred to such independent accounting firm, based solely on the provisions of this Agreement, and the written presentations by the Purchaser and the Sellers, and not on an independent review. All costs and expenses incurred in connection with the engagement of such independent accounting firm shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The determination of such independent accounting firm with respect to disputed items shall be binding on the Purchaser and the Sellers. Once the Purchaser and the Sellers are in agreement on the allocation or the allocation has otherwise been finally determined (the “Final Allocation”), the Purchaser and the Sellers (and their respective Affiliates) shall (i) file (or cause to be filed) all Tax Returns (including any Section 338 Forms) in a manner consistent with such Final Allocation, and (ii) be bound by such Final Allocation in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that this Article 14.8(c) shall not prohibit the Purchaser or the Sellers (or any of their respective Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, and none of them shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Final Allocation.

14.9	Other US Tax Matters

(a)	US Seller shall timely prepare and file, or cause to be timely prepared and filed, any Tax Returns of any affiliated, combined, consolidated, unitary or similar group that includes US Target (and any of its Subsidiaries) and of which US Seller or an Affiliate of US Seller is or was a member prior to the Closing Date (the “US Seller Group Tax Returns”). The Parties acknowledge and agree that, for US federal income Tax purposes, the taxable year of US Target (and any of its Subsidiaries) will end on the Closing Date. To the extent required or permitted by Law, the Parties shall elect to close any taxable year of US Target (and any of its Subsidiaries) for state, local and foreign Tax purposes as of the close of business on the Closing Date. Any income Tax deductions incurred in connection with the transactions contemplated by this Agreement shall, to the maximum extent permitted by Law (applying a “more likely than not” standard), be allocated for Tax reporting purposes to the Pre-Closing Tax Period and shall be reported on a Seller Group Tax Return. The Parties agree that no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) or (iii) in connection with determining the allocation of the items of US Target (and any of its Subsidiaries) between the taxable period that ends on the Closing Date and the taxable period that begins after the Closing Date. US Seller shall pay, or cause to be paid, any Taxes attributable to US Target (and any of its Subsidiaries) shown as due and payable on any US Seller Group Tax Return.

(b)	US Seller shall have the sole right to represent the interests of US Target (and any of its Subsidiaries), settle all issues and employ counsel of its choice, each at its expense, in any audit or other examination or administrative or court proceeding relating to a US Seller Group Tax Return.

(c)	The Purchaser and the Sellers shall provide the other party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit, litigation or other examination by any Tax Authority or judicial or administrative proceeding, in each case, relating to US Target (and any of its Subsidiaries). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return, audit, litigation or other proceeding or any tax planning with respect to US Target (and any of its Subsidiaries) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No Party will destroy or otherwise dispose of any such records until two (2) months after the expiration of the relevant statute of limitations. In the event of a conflict between this Article 14.9(c) and Article 14.1 herein with respect to US Target (and any of its Subsidiaries), this Article 14.9(c) shall govern.

(d)	Purchaser shall not, and shall not permit any of its Affiliates (including any Target Group Company after the Closing Date) to, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, (i) file, amend, re-file or otherwise modify any Tax Return of Target Group Company with respect to any Pre-Closing Tax Period, including the filing of Tax Returns for a Pre-Closing Tax Period in a jurisdiction where a Target Group Company has not historically filed Tax Returns except to the extent such filing is required as a result of changes in a Target Group Company’s activities in such jurisdiction since the end of the most recently completed Tax period; (ii) file any ruling (or similar) request with any Governmental Authority regarding Taxes of any Target Group Company with respect to any Pre-Closing Tax Period; (iii) enter into any voluntary disclosure agreement or similar program with respect to Taxes of any Target Group Company for Pre-Closing Tax Periods; (iv) change any accounting method or adopt any convention, in each case, of any Target Group Company that shifts Taxable income from a period beginning (or deemed to begin) after the Closing Date to a Taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date; (v) make any Tax election with respect to any of any Target Group Company (unless such election is made pursuant to Article 14.8 of this Agreement) that has retroactive effect to any Pre-Closing Tax Period; (vi) extend or waive any statute of limitations in respect of any Target Group Company for a Pre-Closing Tax Period; or (vii) cause any Target Group Company to undertake any action outside of the ordinary course of business on the Closing Date after the Closing, in each case, to the extent any such action would reasonably be expected to result in a Tax liability in respect of a Pre-Closing Tax Period for which any Seller is responsible under this Agreement or by operation of Law. Notwithstanding the previous sentence, Purchaser shall not, and shall not permit any of its Affiliates (including any Target Group Company after the Closing Date) to, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, (x) cause CRYOPDP K.K. or CRYOPDP GK to undertake any action outside of the ordinary course of business for the Tax year that includes the Closing Date to the extent such action would reasonably be expected to cause any Seller to incur any material income Tax liability pursuant to Section 951 or Section 951A of the US Code, (y) cause any Target Group Company for which an Entity Classification Election is made pursuant to Article 14.7 to undertake any action outside of the ordinary course of business beginning from the Closing until the effective date of the Entity Classification Election to the extent such action would reasonably be expected to cause any Seller to incur any material income Tax liability pursuant to Section 951 or Section 951A of the US Code and (z) take any position on any Tax Return or in connection with any Tax audit, Tax review or Tax litigation to treat any Entity Classification Election as a transaction that does not qualify as a liquidation under Section 332 or Section 337 of the US Code; provided, that this clause (z) shall not prohibit the Purchaser (or any of its Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of any Entity Classification Election, and none of them shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the any Entity Classification Election.

14.10	German Tax Matters

(a)	German PLTA

(i)	The Parties acknowledge that the German Target and the German Seller have entered into a profit and loss transfer agreement dated 6 November 2024, registered with the commercial register on 26 November 2024, under which the German Target is obliged to transfer all profits to the German Seller and the German Seller is obliged to assume all losses from the German Target (the “PLTA”).

(ii)	In accordance with Article 7.2(b) and paragraph 5(xiii) of Schedule 7.2(b), the German Seller shall ensure that the PLTA will be terminated by termination for cause upon Closing. The Purchaser shall use all commercially reasonable efforts to ensure that the termination is timely registered with the commercial register following Closing. The Parties agree that the obligations under the PLTA for the fiscal year 2024 and 2025 until Closing shall be settled by way of cash payments from the German Target to the German Seller or, as the case may be, from the German Seller to the German Target, based on the Locked Box Accounts and interim accounts as of the Closing (the “German Interim Accounts 2025”) in accordance with the provisions of the PLTA.

(iii)	The Purchaser shall procure that the German Target will prepare the German Interim Accounts 2025 in compliance with Local GAAP and the principles underlying the Locked Box Accounts of German Target within three (3) months of the Closing Date. The Purchaser shall provide the German Seller with the draft German Interim Accounts 2025 for review and shall use reasonable efforts to consider comments from German Seller. For purposes of this Article 14.10, the German Interim Accounts 2025 shall become final and binding between the Parties (i) two (2) weeks after the German Seller has been provided with the draft German Interim Accounts 2025 for their review in case no comments are received by Purchaser within such timeframe or (ii) five (5) Business Days after the finalized German Interim Accounts 2025 have been shared with German Seller after receipt of comments from the German Seller.

(iv)	In case the German Seller receives a payment from the German Target for the fiscal year 2024, the German Seller shall be obliged to pay the respective amount of the profit transfer calculated based on the Locked Box Accounts of German Target, grossed up for the avoidance of doubt for the amount of withheld capital withholding taxes (Kapitalertragsteuer), plus an amount equal to the corporate income and trade taxes and surcharges incurred for the fiscal year 2024 at the level of the German Target without any deduction unless to the extent such Taxes have been deducted in the EV to Equity Bridge.

(v)	In case that the German Seller receives a payment from the German Target for the fiscal year 2025 until the Closing, the German Seller shall be obliged to pay the corresponding amount of the profit transfer obligation included in the German Interim Accounts 2025, grossed up for the avoidance of doubt for the amount of withheld capital withholding taxes (Kapitalertragsteuer), to the Purchaser without any deductions.

(vi)	In case that the German Target receives a payment from the German Seller for the fiscal year 2025 until the Closing, the Purchaser shall be obliged to compensate the German Seller for this payment.

(vii)	Payments under these Articles 14.10(a)(iv), (v) and (vi) shall become due and payable within ten (10) Business Days after the respective payment has been received.

(viii)	The German Seller hereby confirm that no fiscal unity for corporate income and trade tax purposes shall be declared with respect to the PLTA.

(ix)	The German Target shall be entitled to make deductions from the payments to the German Seller pursuant to Article 14.10(a)(ii) to the extent required by German Tax law, particularly for withholding tax and solidarity surcharge. The Purchaser shall use all commercially reasonable efforts to ensure that the German Target complies with its withholding and tax declaration obligations, including the obligation to provide the German Seller in due course with capital withholding tax certificate in accordance with section 45a German Income Tax Act.

(x)	German Seller shall indemnify and hold harmless German Target from any Taxes and other losses incurred by a non-recognition of the termination of the PLTA and for any additional Taxes that are assessed by any Tax Authority for the profit transfers 2024 and 2025 in addition to the Taxes that were initially withheld.

(b)	German VAT Fiscal Unity

(i)	The Parties acknowledge that the VAT fiscal unity (umsatzsteuerliche Organschaft) existing between the German Seller (the “German VAT Parent”), on the one hand, and the German Target, on the other hand, since 1 December 2024 (the “German VAT Fiscal Unity”) will end as of Closing.

(ii)	The Parties further acknowledge that, as a result of the German VAT Fiscal Unity, the German VAT Parent is (i) entitled to claim from the German Target an amount equal to any VAT payable by the German VAT Parent to the extent such VAT is allocable to turnover of the German Target, and (ii) obliged to compensate the German Target in an amount equal to any input VAT that the German VAT Parent received to the extent such input VAT is allocable to supplies and services received by the German Target (the “German Tax Allocation Procedure”). The Parties shall procure that the German Tax Allocation Procedure terminates with effect as of the Closing Date in such a manner that all obligations under the German Tax Allocation Procedure until the Closing Date are finally settled in cash and in compliance with past practice.

(iii)	Following Closing, the German VAT Parent and the Purchaser shall, and shall procure that the German Target will, reasonably cooperate with each other in connection with any matter relating to the German VAT Fiscal Unity and its recognition. The Purchaser shall, and shall procure that German Target will, (i) provide to the German VAT Parent any information and documents in the possession of the German Target necessary or helpful for the German VAT Parent to timely file or amend VAT returns related to services or supplies rendered or received by the German Target during the period of the German VAT Fiscal Unity, and (ii) procure that the German VAT Parent receives invoices and amended invoices received by the German Target and related to services or supplies rendered or received by the German Target during the period of the German VAT Fiscal Unity.

14.11	Straddle Periods

(a)	For purposes of this Agreement, the portion of any Tax that is allocable to the portion of any Straddle Period ending on the Closing Date shall be determined as follows: (i) the amount of real, personal or intangible property Taxes or any other similar Taxes levied on a per diem basis shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period that ends on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) the amount of any other Taxes shall be determined on a closing of the books basis as though the relevant Taxable period of the Target Group Companies terminated at the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated on a per diem basis, unless otherwise required by applicable Law.

15.	Confidentiality/announcements

15.1	Confidentiality

(a)	Subject to Articles 15.1(b) and 15.2, the Parties shall (x) keep confidential (i) any information relating to the Transaction, the contents of this Agreement (including the names of the parties thereto) and in particular the Aggregate Purchase Price, and the process of their negotiations, (ii) in the case of the Sellers, any information received or held by the Sellers or any of their Representatives which relates to the Purchaser’s Group (including, following Closing, to any of the Target Group Companies), and (iii) in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to the Sellers’ Group (including, prior to Closing, to any of the Target Group Companies) (together, the “Confidential Information”), and (y) shall not, except with the prior written consent of the US Seller, in the case of the Purchaser, or of the Purchaser, in the case of any of the Sellers (in each case, not to be unreasonably withheld or delayed), make use of (save for the purpose of performing its obligations under this Agreement) or disclose to any person any Confidential Information (at the exception of their respective Representatives and Affiliates).

(b)	Notwithstanding the foregoing, each Party may disclose such Confidential Information if and to the extent:

(i)	required by the Law of any relevant jurisdiction or by any recognized securities exchange or by any Governmental Authority;

(ii)	such Confidential Information is otherwise disclosed on a strictly confidential basis to any third party and its External Representatives, other professional advisers, auditors, insurers (including the W&I Insurer), insurance brokers or bankers where it is reasonably required for the purposes of performing the operations contemplated under this Agreement; or

(iii)	prior written consent to the disclosure has been given by the US Seller (for a disclosure by the Purchaser) or by the Purchaser (for a disclosure by any Seller);

provided that any such information disclosed pursuant to Article 15.1(b)(i) shall be disclosed only after consultation (where legally feasible) with the US Seller, in the case of the Purchaser, or with the Purchaser, in the case of any of the Sellers.

(c)	The present confidentiality undertaking shall survive termination of the Agreement or Closing, as the case may be, and shall continue to remain in force for a period of five (5) years starting from the date of signature of this Agreement.

15.2	Announcements

Any press release or similar announcement relating to the subject matter of this Agreement shall be prepared jointly and approved before release by the Sellers and the Purchaser, and no Party shall make any announcement concerning the subject matter of this Agreement without the prior written consent of the Purchaser or the US Seller (as applicable). This shall not affect any announcement or, as the case may be, circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of any Party or any of their Affiliates are listed, but the Party with an obligation to make an announcement or, as the case may be, issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

16.	FURTHER ASSURANCE

Each Party shall execute and deliver or procure, so far as they are reasonably able, the execution and delivery of, all such documents, and do all such things, as the Purchaser or the Sellers (as the case may be) may reasonably require at the cost of the requesting Party for the purpose of giving full effect to the provisions of this Agreement.

17.	SANCTIONS FOR NON-PERFORMANCE

17.1	Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Without prejudice to the other remedies provided for in article 1217 of the French Civil Code (Code civil), each Party agrees that, in case of breach or non-compliance by any of them of its obligations under this Agreement, any other Party may seek the specific performance of the obligations contained in this Agreement in accordance with articles 1221 and 1222 of the French Civil Code (Code civil). As an exception to article 1221 of the French Civil Code (Code civil), the Parties expressly agree that the specific performance of the obligations contained in the Agreement may be sought by any Party even if there is a manifest disproportion between its cost to the defaulting Party and its interest for the other Parties.

17.2	Without prejudice to any other provision of this Agreement, each Party irrevocably waives any right to terminate this Agreement under article 1226 of the French Civil Code (Code civil).

18.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement between the Parties relating to the Transaction and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

19.	WAIVER and VARIATION

19.1	Unless otherwise specifically provided, a failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

19.2	Unless otherwise specifically provided, a waiver of any right, provision, condition, consent or remedy or any discharge of any obligation or liability under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

19.3	Each of the Parties expressly and irrevocably declares and agrees that the provisions of article 1195 of the French Civil Code (Code civil) are not applicable to this Agreement.

19.4	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and the Sellers. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

20.	INVALIDITY

Notwithstanding the provisions of article 1184 of the French Civil Code (Code civil), where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and the Parties shall negotiate in good faith to replace it with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

21.	SUCCESSORS AND ASSIGNS – THIRD-PARTY BENEFICIARIES

21.1	This Agreement is personal to the Parties. Accordingly, neither the Purchaser, on the one hand, nor the Sellers, on the other hand, may, without the prior written consent of the other, assign the benefit of all or part of their rights and obligations under this Agreement.

21.2	Notwithstanding the foregoing, the Purchaser shall be entitled to assign the benefit of this Agreement, in whole or in part, to:

(a)	one or several members of the Purchaser’s Group, which would be substituted to the Purchaser prior to Closing to acquire all or part of the Transferred Shares, subject to written notice being sent to the Sellers by the Purchaser no later than ten (10) Business Days prior to the Closing Date; or

(b)	the W&I Insurer for the purposes of the W&I Policy,

it being specified that, if an assignment is made by the Purchaser in accordance with Article 21.2(a), the Purchaser shall remain fully liable for all of its obligations and liabilities under this Agreement.

21.3	This Agreement shall be binding upon the Parties and their successors and permitted assigns. Subject to any provisions for the contrary expressly mentioned above, nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision thereof.

22.	PAYMENTS, set-off and default interest

22.1	All payments made by any Party to another Party under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law or as otherwise specifically provided for in this Agreement (in particular in Article 4.2). Any amounts deducted or withheld pursuant to Tax Law shall be paid over by the Party making such withholding or deduction to the applicable Tax Authority in accordance with such Laws and the Party with respect to which such deduction and withholding was made shall be treated as having been paid such deducted or withheld amounts for all purposes of this Agreement.

22.2	Where any Party defaults in the payment when due of any damages or other sum payable by virtue of this Agreement the liability of such Party shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment at an annual rate which is 7% per annum. Such interest shall accrue from day to day and be compounded annually and shall be payable without prejudice to any other remedy available to the other Parties in respect of such default.

22.3	The Parties agree that, when an amount is to be calculated in a given currency or a payment is to be made in a given currency and that the determination of such amount or payment involves different currencies, the determination of the amount or payment concerned shall be made by applying the Exchange Rate.

23.	NOTICES

23.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Article 23 and served:

(a)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(b)	by registered letter with acknowledgment of receipt or by an internationally recognized express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation; or

(c)	by e-mail or through a secured electronic signature platform (such as DocuSign), in which case it shall be deemed to have been given when dispatched subject to confirmation of delivery by a delivery receipt,

(d)	provided that any notice dispatched after 8:00 p.m. Paris time on a Business Day shall be deemed given the next Business Day.

23.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, as set out in Schedule 23.

23.3	Any Party may notify the other Parties of any change to its address or other details specified in this Article 23 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

24.	COSTS

24.1	Whether or not the Transaction is completed and except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

24.2	The Purchaser shall bear all stamp duty and any other transfer taxes arising as a result of this Agreement. The Purchaser shall take all necessary steps to fulfil all formalities relating thereto on a timely-basis, in order to ensure that the liability of the Sellers may not be sought with respect to any such amount, provided that the Sellers shall cooperate and give all assistance to the Purchaser to permit the assessment of any such stamp duty or other transfer taxes and the fulfilling of any administrative or reporting obligation. The Purchaser shall provide the Sellers with evidence of the payment of any such taxes upon request of the Sellers in writing.

25.	PROFESSIONAL ADVICE

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion within the meaning of article 1110 of the French Civil Code (Code civil).

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of France.

26.2	The Parties irrevocably agree that the Paris Economic Activities Court (Tribunal des activités économiques de Paris) shall have exclusive jurisdiction to settle any disputes arising out of this Agreement.

26.3	For the purposes of this Article 26.3, dispute means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

27.	ELECTRONIC SIGNATURE

27.1	This Agreement is executed on 31 March 2025 by each of the Parties using an advanced electronic signature (AES) process implemented by a third party service provider, DocuSign, which guarantees the security and integrity of digital copies in accordance with article 1367 of the French Civil Code (Code civil) and the implementing decree n°2017-1416 of 28 September 2017 relating to electronic signatures, transposing Regulation (EU) n°910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trusted services for electronic transactions within the internal market.

27.2	The Parties expressly agree that the Agreement, signed electronically via DocuSign, (i) constitutes the original, (ii) constitutes a literal proof (preuve littérale) within the meaning of article 1316-1 of the French Civil Code (Code civil) (i.e. it has the same probative value as a handwritten document signed on paper and may be validly invoked against the Parties), (iii) its electronic signature must be considered as an original signature, and (iv) may be produced in court, as literal proof (preuve littérale), in the event of disputes, including disputes between the Parties. Consequently, the Parties acknowledge that the Agreement signed electronically is evidence of its content, of the identity of each signatory and of his/her/its consent.

27.3	In accordance with paragraph 4 of article 1375 of the French Civil Code (Code civil), the Agreement is drawn up in a single original digital copy, a copy of which shall be delivered to each of the Parties directly by DocuSign, which is in charge of implementing the advanced electronic signature solution under the conditions required by article 1367 of the French Civil Code (Code civil) and the implementing decree n°2017-1416 of 28 September 2017 relating to electronic signatures.

Signatories

/s/Jerrell Shelton	/s/Robert Stefanovich
Cryoport Inc.	Cryoport Netherlands BV
represented by Jerrell Shelton	represented by Robert Stefanovich

/s/Robert Stefanovich	/s/Oliver Steffan /s/Timo van Druten
Cryoport Germany GmbH	DHL Supply Chain International B.V.
represented by Robert Stefanovich	represented by Oliver Steffan and Timo van Druten